Exhibit 10.1
Execution Version

ASSET PURCHASE AGREEMENT

by and among

CEFF II APPHARVEST HOLDINGS, LLC APPHARVEST RICHMOND FARM, LLC
and

APPHARVEST MOREHEAD FARM, LLC

Dated as of August 1, 2023

Page

ARTICLE I PURCHASE AND SALE OF THE BUSINESS    2
1.1.Purchase and Sale of Assets.    2
1.2.Excluded Assets.    3
1.3.Assumption of Liabilities    5
1.4.Excluded Liabilities.    5
1.5.Assumption and Assignment of Contracts.    7
1.6.Executory Contract Schedule.    7
1.7.Non-Assignment of Assets.    9
1.8.Wrong Pocket.    10
1.9.Intracompany Arrangements.    10
1.10.Further Conveyances and Assurances.    10
ARTICLE II CONSIDERATION; CLOSING    11
2.1.Consideration.    11
2.2.Closing.    11
2.3.Deliveries by Buyer.    11
2.4.Deliveries by Sellers.    11
2.5.Withholding.    12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS    12
3.1.Organization; Good Standing    12
3.2.Authority; Approval.    12
3.3.Governmental Filings; No Violations.    13
3.4.No Undisclosed Material Liabilities.    13
3.5.Litigation.    14
3.6.Transferred Owned Property.    14
3.7.Material Contracts.    14
3.8.Compliance with Laws; Permits    15
3.9.Brokers and Finders.    15
3.10.Employees.    15
3.11.Employee Benefit Plans.    16
3.12.Title to Transferred Assets.    16
3.13.Intellectual Property.    16
3.14.Environmental Matters.    16

(continued)
3.15.Taxes.    17
3.16.Insurance    18
3.17.Real Property.    18
3.18.Status of Transferred Assets.    18
3.19.Full Disclosure    19
3.20.No Other Representations or Warranties.    19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    19
4.1.Organization; Good Standing    19
4.2.Authority; Approval.    19
4.3.Governmental Filings; No Violations.    20
4.4.Litigation.    20
4.5.Available Funds.    20
4.6.Brokers and Finders.    20
4.7.Adequate Assurances Regarding Executory Contracts.    21
4.8.No Other Representations or Warranties.    21
ARTICLE V COVENANTS    21
5.1.Access    21
5.2.Competing Transactions    22
5.3.Cooperation; Status Updates; Regulatory Filings.    22
5.4.Tax Matters.    23
5.5.Employment Matters.    25
5.6.Confidentiality.    27
5.7.Personal Information.    27
5.8.Publicity.    28
5.9.Insurance Matters.    28
5.10.Conduct of Sellers.    29
5.11.Notification of Certain Matters.    30
5.12.Transfer of Permits    30
5.13.Sellers’ Obligations.    31
5.14.Bankruptcy Matters.    31
5.15.Morehead Discharge Repairs.    32
ARTICLE VI CONDITIONS TO CLOSING    32
6.1.Conditions Precedent to Each Party’s Obligations    32

(continued)
6.2.Conditions Precedent to Obligations of Buyer.    32
6.3.Conditions Precedent to Obligations of Sellers.    33
6.4.No Frustration of Closing Conditions.    34
ARTICLE VII TERMINATION    34
7.1.Termination of Agreement.    34
7.2.Effect of Termination.    35
7.3.Break-Up Fee and Expense Reimbursement Amount.    35
ARTICLE VIII MISCELLANEOUS    36
8.1.Notices.    36
8.2.Entire Agreement; Amendments and Waivers.    37
8.3.Assignment.    38
8.4.Expenses.    38
8.5.Governing Law.    38
8.6.Specific Performance    38
8.7.Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
.    39
8.8.Interpretation; Construction.    39
8.9.Severability.    40
8.10.Counterparts and Electronic Execution.    41
8.11.No Recourse    41

EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A    Defined Terms
Exhibit B    Form of Assignment and Assumption Agreement SCHEDULES
Schedule 1.1(a)    Seller Knowledge Individuals Schedule 1.1(b)    Transferred Leases
Schedule 1.1(c)    Transferred Owned Property Schedule 1.1(d)    Fixtures and Equipment Schedule 1.6    Executory Contract Schedule` Schedule 5.5(a)    Scheduled Employee Schedule Schedule 5.10    Conduct of Sellers
Seller Disclosure Schedule

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, each as amended or restated from time to time in writing, this “Agreement”), dated as of August 1, 2023, is made by and among CEFF II AppHarvest Holdings, LLC, a Delaware limited liability company (“Buyer”), AppHarvest Richmond Farm, LLC, a Delaware limited liability company (“AHRF”) and AppHarvest Morehead Farm, LLC, a Delaware limited liability company (“AHMF”) (each of AHRF and AHMF a “Seller”, and collectively, “Sellers”). Buyer and Sellers are collectively referred to as the “Parties” and each individually as a “Party”. Exhibit A contains definitions of certain capitalized terms used in this Agreement.

RECITALS

WHEREAS, AHRF owns and operates a business as a cultivator, grower, harvester, producer, packager, seller and/or marketer of protected agriculture grown fresh produce, including tomatoes, at its facility located in Richmond, Kentucky (the “Richmond Business”);

WHEREAS, AHMF owns and operates a business as a cultivator, grower, harvester, producer, packager, seller and/or marketer of protected agriculture grown fresh produce, including tomatoes, at its facility located in Morehead, Kentucky (the “Morehead Business”; and collectively with the Richmond Business Sellers operate the “Business”);

WHEREAS, Sellers and certain of their Affiliates will commence voluntary cases under Chapter 11 of the Bankruptcy Code (collectively, the “Bankruptcy Case”) by filing petitions for relief in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, Sellers will seek entry by the Bankruptcy Court of the Bid Procedures Order approving the Bid Procedures;

WHEREAS, Buyer and Sellers are contemplating, among other things, that following the execution of this Agreement, Buyer will act as a “stalking horse bidder” pursuant to the Bid Procedures for the Transferred Assets. Accordingly, in the absence of Sellers’ acceptance of a superior bid made in accordance with the Bid Procedures, Buyer will purchase Sellers’ right, title and interest in and to the Transferred Assets and assume the Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement, in accordance with the Bid Procedures and subject to entry of the Sale Order by the Bankruptcy Court (the “Acquisition”); and

WHEREAS, the Parties desire to consummate the Acquisition as promptly as practicable following the satisfaction of the conditions precedent set out herein, including the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE BUSINESS

1.1.Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, subject to Section 1.7, at the Closing, Sellers shall Transfer to Buyer, and Buyer shall purchase and acquire from Sellers the entirety of Sellers’ right, title and interest in and to all of the following assets, properties and rights, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located, in the physical possession of Sellers or another Person, in each case free and clear of all Liens, claims, encumbrances, and interests (other than Permitted Encumbrances), Excluded Assets and Excluded Liabilities (the “Transferred Assets”):

(a)Inventory;

(b)Transferred Leased Property;

(c)Transferred Owned Property;

(d)Fixtures and Equipment, including, for greater certainty, all of those assets listed on Schedule 1.1(d);

(e)Transferred Intellectual Property and all the goodwill of the Business and/or associated with or related to such Transferred Intellectual Property;

(f)each Assumed Contract with respect to which an Order has been entered by the Bankruptcy Court (which may be the Sale Order) authorizing the assumption and assignment of such Contract;

(g)subject to the right of Sellers to retain copies, the Books and Records;

(h)to the extent their transfer is permitted by Law, all Permits that are held by Sellers, or any Permits that are held by an Affiliate of Seller Related to the Business, and applications therefor or related thereto;

(i)all credits, prepaid expenses, deposits with propagators for crops related to the Business, deferred charges, advance payments, refunds, security deposits, prepaid items and duties to the extent related to a Transferred Asset, but excluding any refunds of Taxes to the extent included in Section 1.2(e) and any prepayments or deposits of any Asset Taxes prior to the date hereof for which Sellers shall receive credit to the extent provided in Section 5.4(b); and

(j)any claim, right, award, recovery, indemnity, warranty, right to insurance proceeds, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (other than rights arising under or relating to this Agreement, the other Transaction Documents or Sellers’ or any of their Affiliates’ directors’ and officers’ insurance policies (all rights described in this parenthetical, the “D&O Insurance Claims”)), to the extent (i) related to any other Transferred Asset or (ii) related to any insurance proceeds as set forth in Section 5.9(a) other than the Excluded Insurance Proceeds.

(k)any Actions arising under and in connection with the Assumed Contracts.

1.2.Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that nothing in this Agreement shall be construed to obligate any Seller to Transfer to Buyer any assets, properties or rights of any Seller that are not listed in Section 1.1, including the following (the “Excluded Assets”), which shall be excluded from the Transferred Assets:

(a)all cash and cash equivalents, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments;

(b)all cash deposits in cash collateral, indemnity or other accounts solely to the extent comprising professional fee retainers, professional fee escrows, and indemnity accounts, held by or on behalf of Sellers’, or the bankrupt estates’, professionals;

(c)any claim, right, award, recovery, indemnity, warranty, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (i) to the extent arising under or related to the D&O Insurance Claims, (ii) to the extent related to a Transferred Asset (other than Assumed Contracts) and arising or attributable to the period of time prior to the Closing Date, (iii) to the extent related to any of the Excluded Liabilities, or (iv) related to any insurance proceeds from Sellers’ or any of their Affiliates’ third party insurance policies to the extent such proceeds arise on account of acts or omissions that occurred prior to the Closing Date (together with the D&O Insurance Claims, the “Excluded Insurance Proceeds”);

(d)all rights to the warranties, express or implied, and licenses granted by any third party related to the Excluded Assets;

(e)all trade credits or refunds of costs or expenses borne by any Seller, in each case, attributable to the Transferred Assets and attributable to any period of time prior to the Closing Date;

(f)any shares or other interests in any Person or any securities of any Person;

(g)all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the Transferred Intellectual Property;

(h)all Intellectual Property owned by any Seller or any of their Affiliates, other than the Transferred Intellectual Property;

(i)all (i) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Seller’s organization, maintenance, existence, and operation; and (ii) books and records, correspondence or communications to the extent related to
(A) Taxes paid or payable by Sellers, (B) any claims, obligations or liabilities not included in Assumed Liabilities, or (C) this Agreement, any other Transaction Documents or the negotiation or consummation of the Transactions (and including any attorney-client privilege associated with any of the items described in the preceding clauses (A), (B) or (C));

(j)all personnel records (including all human resources and other records) of any Seller or any of their Affiliates other than the personnel records of the Continuing Employees;

(k)(i) all Tax assets and attributes of any Seller, (ii) all rights to Tax Refunds of any Seller and Claims related thereto, (iii) all rights to any refund of or credits for any Taxes paid by or on behalf of any Seller or with respect to a Pre-Closing Tax Period, other than refunds of Asset Taxes allocable to Buyer pursuant to Section 5.4(b) or refunds related to any period prior to Closing, and (iv) all rights to Tax Refunds and Claims related thereto with respect to any Excluded Asset or Excluded Liability;

(l)all bank accounts and escrow accounts;

(m)all cash in Sellers’ adequate assurance account relating to utilities under Section 366 of the Bankruptcy Code;

(n)any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by any Seller related to the Excluded Contracts;

(o)all prepaid expenses related to the Excluded Contracts;

(p)capital stock of each Seller;

(q)all consideration received by any Seller or their Affiliates pursuant to, and all rights of any Seller and their Affiliates under, this Agreement or any Transaction Document, subject to the terms hereof and thereof;

(r)all Seller Contracts that are not Assumed Contracts (the “Excluded

Contracts”);

(s)all Intracompany Receivables;

(t)all Tax Returns;

(u)all Actions owned by or available to any Seller (other than Actions arising under or in connection with Assumed Contracts), whether in Law or equity and under any forum (including, purely by way of example and without limitation, United States federal courts, any provincial court or state court, any foreign court and any extrajudicial dispute resolution mechanism);

(v)subject to Section 1.7, all assets not transferrable pursuant to applicable Law or terms of this Agreement;

(w)any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bid and Contract Procedures Order;

(x)all Accounts Receivable; and

(y)all other assets, properties, or rights that are not specifically listed in Section
1.1 as a Transferred Asset.

Each Seller shall retain all of its respective right, title and interest in and to the Excluded Assets and Buyer shall not acquire and shall have no rights or Liabilities with respect to the right, title and interest of each Seller in and to the Excluded Assets.

1.1.Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer will assume, without duplication, and will otherwise in a timely manner pay, perform and discharge and be responsible for, in accordance with their respective terms, all of the following Liabilities (collectively, the “Assumed Liabilities”):

(a)all Liabilities with respect to the ownership, possession, use and operation of the Transferred Assets accruing on or after the Closing (except with respect to Assumed Contracts, which are governed by Section 1.3(c));

(b)all Liabilities for, or related to any obligation for, any Tax that Buyer bears under Section 5.4(b);

(c)all Liabilities under the Assumed Contracts, including all Cure Costs, whether arising before, at or after Closing;

(d)all Liabilities under any Permitted Encumbrance to the extent related to any Transferred Asset; and

(e)all Liabilities assumed by Buyer pursuant to Section 5.5.

1.2.Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that, except as set forth in Section 1.3, Buyer will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for, any Liabilities of any Seller, including those arising from or in connection with the Transferred Assets or the Business, or for any Action against any Seller or relating to the Transferred Assets or the Business, whether existing on the Closing or arising thereafter as a result of any act, omission, event, thing or circumstances taking place or not taking place prior to the Closing, including the following (all such Liabilities that Buyer is not assuming being referred to collectively, as the “Excluded Liabilities”):

(a)all Income Taxes of Sellers;

(b)all Liabilities relating to or arising out of the Excluded Assets;

(c)all Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the Business or the Transferred Assets (other than any Action arising out of the Assumed Contracts, which are governed by Section 1.3(c)) to the extent such Action relates to the Business or the Transferred Assets for any period prior to the Closing;

(d)all product Liability or similar claims for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by any Seller or based on any tort claim, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to the Closing Date, except to the extent arising under an Assumed Contract (which are governed by Section 1.3(c));

(e)all recall, design defect, improper installation, manufacturing defect or similar or related claims of any products manufactured or sold or any service performed by any Seller prior to the Closing Date, except to the extent arising under an Assumed Contract (which are governed by Section 1.3(c));

(f)all Liabilities arising under or in connection with any present or former employee benefit plan providing benefits to any present or former employee of any Seller or any Seller Affiliate, other than as set forth in Section 1.3(e), provided, that all such Liabilities with respect to the Continuing Employees shall only be Excluded Liabilities to the extent arising or related to any period prior to the Closing;

(g)except as provided in Section 5.5, all Liabilities with respect to any present or former employees, officers, directors, independent contractors or consultants of Seller, including for wages or other work-related benefits, bonuses, fees, accrued vacation, workers’ compensation, employee deferred compensation including stock option plans, equity grants, other grants and agreements, severance, retention, termination or other payments;

(h)all Accounts Payable;

(i)all Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that do not constitute part of the Transferred Assets or Assumed Liabilities, except to the extent arising under an Assumed Contract (which are governed by Section 1.3(c));

(j)all Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, agent or independent contractors of any Seller (including with respect to any breach of fiduciary obligations by the same) to the extent such Liabilities relate to conduct that was undertaken prior to Closing;

(k)all Liabilities under the Excluded Contracts, Intracompany Payables and/or resulting from the termination of obligations provided for in Section 1.9(b);

(l)all Liabilities associated with debt, loans, notes, bonds, guarantees, indemnifications or credit facilities of any Seller and/or the Business or the Transferred Assets; and

(m)all Liabilities arising out of, in respect of, or in connection with the failure by any Seller to comply with any Law, except to the extent arising under an Assumed Contract (which are governed by Section 1.3(c)).

1.3.Assumption and Assignment of Contracts.

(a)Sellers shall assign to Buyer, and Buyer shall assume, the Assumed Contracts at the Closing pursuant to the Sale Order, subject to the other provisions of this Section
1.5. Buyer shall pay all Cure Costs in respect of the Assumed Contracts, which shall not be the obligation, liability or responsibility of Sellers.

(b)The Sale Order shall provide for the assumption by the applicable Seller party thereto, and the assignment to the extent legally capable of being assigned by such Seller to Buyer, of each Assumed Contract.

(c)Notwithstanding the foregoing, a Seller Contract shall not be an Assumed Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Seller Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code or (ii) the subject of an objection to assignment or assumption or requires a Necessary Consent of any Governmental Entity or other third party (other than, and in addition to, that of the U.S. Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Buyer of such Seller Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such Necessary Consent has not been obtained prior to the 90th day following the Closing (as such 90-day period may be extended by mutual agreement of Buyer and Sellers) or (iii) is terminated by any party thereto other than Sellers, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Buyer as an Assumed Contract hereunder and is not continued or otherwise extended upon assumption. For the avoidance of doubt, in no event shall the failure to assign to Buyer any Seller Contract due to the termination of such Seller Contract in accordance with subsection (ii) above, (x) reduce the Purchase Price payable to Sellers (if applicable) or
(y) constitute a failure to satisfy the conditions to the obligation of Buyer under Section 6.2.

1.4.Executory Contract Schedule.

(a)Schedule 1.6 (the “Executory Contract Schedule”) sets forth a list of all executory contracts and unexpired leases relating to the Business or the Transferred Assets to which one or more of Sellers are party (the “Available Contracts”), which Executory Contract Schedule may not be complete as of the date hereof (but, nonetheless, as of the date hereof shall include all Material Contracts) and which may be updated from time to time after the date hereof by Sellers to add any executory contracts or unexpired leases not included on such schedule as of the date hereof. Notwithstanding the foregoing, the Executory Contract Schedule shall be completed and delivered to Buyer on or before the date that is fourteen (14) Business Days prior to the bid deadline set forth in the Bid Procedures Order. Prior to the Closing Date, Buyer, in its sole discretion by written notice to Sellers, shall designate in writing which Available Contracts from the Executory Contract Schedule (as updated from time to time in accordance with this Section 1.6(a)) relating to the Business or the Transferred Assets that Buyer wishes to “assume” (the “Assumed Contracts”) and subject to the right of Buyer, and no later than three (3) days prior to the Closing Date, Buyer may, in its sole discretion, determine not to “assume” any Available Contracts previously designated as an Assumed Contract; provided that Buyer shall be liable for and reimburse Seller for any administrative expense claims under sections 503, 507, and 365 of the Bankruptcy Code that (a) are incurred as a result of, arise out of, or in connection with the Available Contracts removed from the Executory Contract Schedule following the date of entry of the Sale Order and (b) solely arise out of or relate to the period (whether or not invoiced during such period) subsequent to the date of entry of the Sale Order to the date of rejection of such Available Contracts. All Contracts of Sellers that are listed on the Executory Contract Schedule as of the Closing Date and which Buyer does not designate in writing for assumption shall not be considered Assumed Contracts or Transferred Assets and shall automatically be deemed “Excluded Contracts” (and for the avoidance of doubt, Buyer shall not be responsible for any related Cure Costs related to any Excluded Contracts). Upon Buyer’s reasonable request, Sellers shall provide additional detailed information as to the Liabilities under the Contracts sufficient for Buyer to make an informed assessment regarding whether to accept an assignment and assumption of such Available Contract hereunder. Sellers shall cause notices to be delivered reasonably promptly to any counterparties to Contracts that are designated as Excluded Contracts from time to time pursuant to this Section 1.6(a).

(b)Sellers shall compile and file one or more customary “cure notices” listing all then scheduled Available Contracts and asserting the Cure Costs associated with each such Available Contract (each, a “Cure Notice”). The Cure Notices shall provide that any failure by a non-Seller counter-party to timely object to the Cure Costs set forth in the applicable Cure Notice shall make the Cure Costs set forth in the Cure Notice binding.

(c)Sellers shall use reasonable best efforts to establish and verify all Cure Amounts for the Contracts set forth on the Executory Contract Schedule prior to entry of the Sale Order, including, through the filing of Cure Notices. Subject to the other provisions of this Section 1.6, Buyer agrees to pay all Cure Costs required to assume the Assumed Contracts pursuant to this Section 1.6 at the Closing; provided that, prior to the Closing Date, Buyer shall have the option to
(x) pay the Cure Costs required to assume all such Contracts or (y) designate any such Available Contracts to be an Excluded Contract; provided that Buyer shall be liable for and reimburse Seller for any administrative expense claims under sections 503, 507, and 365 of the Bankruptcy Code that (a) are incurred as a result of, arise out of, or in connection with the designation of such Available Contracts as an Excluded Contract and (b) solely arise out of or relate to the period (whether or not invoiced during such period) subsequent to the date of entry of the Sale Order to the date of rejection of such Available Contracts. At Closing, Buyer shall promptly pay all Cure Costs in connection with the assumption and assignment of the Assumed Contracts (as set forth in this Agreement, as agreed to by Buyer and the contract counterparty, or as determined by the Bankruptcy Court). Sellers shall cooperate with Buyer to facilitate the payment of the Cure Costs to the Executory Contract counterparties. Sellers shall take all actions reasonably required to assume and assign the Assumed Contracts to Buyer (other than payment of Cure Amounts, if so required), including taking all actions reasonably required to obtain an Order containing a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(d)Upon objection by the non-debtor Available Contract counterparty to the Cure Amount asserted by Sellers with regard to any Assumed Contract (such contract, a “Disputed Contract”), Sellers, with the consent of Buyer, shall either (a) settle the objection of such party or
(b) shall litigate such objection under procedures as the Bankruptcy Court shall approve and proscribe; provided that from and after the date of entry of the Confirmation Order, Buyer shall be liable for and reimburse Seller for all amounts, costs, or expenses incurred as a result of, arising out of, or in connection with litigation initiated by Sellers pursuant to this clause (b). In no event shall any Seller settle a Cure Costs objection with regard to any Assumed Contract without the express written consent of Buyer. In the event that a dispute regarding the Cure Costs with respect to an Assumed Contract has not been resolved as of the Closing Date, the Parties shall nonetheless remain obligated to consummate the Acquisition. Upon an Order determining any Cure Costs regarding any Disputed Contract after the Closing, to the maximum extent permissible under sections 365(d)(2) and 365(d)(4) of the Bankruptcy Code, Buyer shall have the option to (x) pay the Cure Costs with respect to such Disputed Contract and assume the Disputed Contract as an “Assumed Contract” or (y) designate the Disputed Contract as an “Excluded Asset”, in which case, for the avoidance of doubt, Buyer shall not assume the Disputed Contract and shall not be responsible for the associated Cure Cost; provided that Buyer shall be liable for and reimburse Seller for any administrative expense claims under sections 503, 507, and 365 of the Bankruptcy Code that (a) are incurred as a result of, arise out of, or in connection with designation of such Disputed Contract as an “Excluded Asset” and (b) solely arise out of or relate to the period (whether or not invoiced during such period) subsequent to the date of entry of the Sale Order to the date of rejection of such Disputed Contracts.

(e)Buyer shall use commercially reasonable efforts to provide the Bankruptcy Court any evidence reasonably necessary to prove adequate assurance of future performance necessary to effect the assumption and assignment of the Assumed Contracts.

(f)Subject to Section 1.7, to the maximum extent permitted under applicable Law and the Bankruptcy Code, Sellers shall transfer and assign all Assumed Contracts to Buyer, and Buyer shall assume all Assumed Contracts from the Seller Parties, as of the Closing Date pursuant to the Sale Order and Section 365 of the Bankruptcy Code.

(g)At any time after the Closing, Sellers and Buyer may (but shall have no obligation to) mutually agree to seek authorization from the Bankruptcy Court, pursuant to section 365 of the Bankruptcy Code, to assume and assign an Available Contract that was not identified as an Assumed Contract as of Closing; provided that Buyer will be solely responsible to pay the Cure Amount required to assume such Available Contract.

1.5.Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or Transfer and will not effect the assignment or Transfer of any Transferred Asset (including any Assumed Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would be reasonably likely to subject Buyer, its Affiliates or any of its or their respective Representatives to criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization, consent or waiver of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Buyer thereunder or (ii) the Bankruptcy Court has not entered an Order approving such assignment or Transfer. In such event, or in the event that the assignment or Transfer of any Transferred Asset (including any Assumed Contract) is subject to a Necessary Consent being obtained, Sellers and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Transferred Asset (including any Assumed Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Buyer as Buyer may reasonably request; provided, however, that Sellers shall not be obligated for the payment of any consideration therefor or required to initiate any litigation or legal proceedings to obtain any such approval, authorization, consent or waiver. If any Necessary Consent is not obtained, or if an attempted assignment or transfer would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 1.7, be ineffective or adversely affect the rights of Buyer to such Transferred Asset following the Closing, (x) Sellers and Buyer will, and will cause their respective Affiliates to, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or Transfers as soon as reasonably practicable and
(3) upon receipt of any applicable Necessary Consents, Transfer or assign the applicable Transferred Asset to Buyer, and (y) Sellers will, and will cause their respective Affiliates to, reasonably cooperate with Buyer in good faith without further consideration in any arrangement reasonably acceptable to Buyer and Sellers intended to provide Buyer with the benefit of any such Transferred Assets at Buyer’s sole cost and expense, in each case, for a period of 90 days following the Closing Date.

1.6.Wrong Pocket. Subject to Section 1.5 and Section 1.6, if at any time after the Closing (i) Buyer or its designee holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Transferred Assets or Assumed Liabilities, Buyer or the applicable Seller, as applicable, will reasonably promptly Transfer (or cause to be Transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such Transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

1.7.Intracompany Arrangements.

(a)Each of Buyer and Sellers agrees that any Intracompany Payables between any Seller, on the one hand, and any other Seller or Affiliate thereof, on the other hand, shall be fully settled or otherwise deemed cancelled effective as of immediately prior to the Closing.

(b)Each of Buyer and Sellers agrees that, any contract, commitment or arrangement between any Seller, on the one hand, and any other Seller or Affiliate thereof, on the other hand, shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished, notwithstanding any terms thereof to the contrary, effective as of immediately prior to the Acquisition.

(c)No additional consideration shall be payable by, and no additional amounts shall be owed by, Buyer or any of its Affiliates to Sellers or any of their Affiliates in connection with the transactions effected pursuant to this Section 1.9.

1.8.Further Conveyances and Assurances. From time to time following the Closing, Sellers and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure to Buyer and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement.

ARTICLE II CONSIDERATION; CLOSING

2.1.Consideration. At the Closing, Buyer will pay to Sellers, by credit bid of Buyer’s pre-petition debt, an amount equal to $113,179,726 (the “Purchase Price”).

2.2.Closing. The closing of the purchase and sale of the Acquisition (the “Closing”) shall take place remotely, via electronic exchange of documents, as soon as possible, but in no event later than three (3) Business Days following the date on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied or waived, or at such other date, time and place as the Parties may mutually agree. The actual date on which the Closing occurs, effective 10:00 a.m. prevailing Eastern time on such date, is called the “Closing Date.”

2.3.Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, the following:

(a)evidence of a credit equal to the Purchase Price against the Debt secured by Buyer pursuant to Section 363(k) of the Bankruptcy Code;

(b)the certificates to be delivered pursuant to Section 6.3(c);

(c)a duly executed counterpart to each of the Transaction Documents other than this Agreement; and

(d)such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Buyer.

2.4.Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer, the following:

(a)the certificate to be delivered pursuant to Section 6.2(c);

(b)a duly executed counterpart to each of the Transaction Documents other than this Agreement;

(c)an IRS Form W-9 with respect to each Seller that is a United States person within the meaning of Section 7701 of the Code, duly completed and executed;

(d)the Books and Records; provided that the delivery obligations of Sellers hereunder shall be deemed satisfied if such Books and Records remain at the Transferred Owned Property or Transferred Leased Property;

(e)a copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets in Buyer free and clear of any Liens (other than Permitted Encumbrances);

(f)an instrument of conveyance (including a quit claim deed, real property transfers or similar documents as customary in the applicable jurisdiction and as may be necessary in accordance with the requirements of applicable Law) conveying to Buyer fee simple title to the Transferred Owned Property, subject to Permitted Encumbrances, including any additional documents, forms, or affidavits needed to record such instrument in the real property records; and

(g)such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets to Buyer in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the applicable Seller.

2.5.Withholding. Buyer shall be entitled to deduct or withhold from consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct or withhold with respect to the making of such payment pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law, provided, however that Buyer shall use commercially reasonable efforts to provide Sellers with at least ten Business Days’ notice of the applicability of any such deduction or withholding prior to making such deduction or withholding, and shall afford Sellers a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate the requirement to deduct or withhold Tax under applicable Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be timely paid by Buyer to the applicable Tax Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to Sellers. The Parties shall reasonably cooperate to determine whether any such deduction or withholding applies to the payment, and, if so, shall further cooperate to minimize applicable withholding Taxes and to obtain any available refund or credit of withheld amounts.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS

Except (a) as set forth in the corresponding numbered section or subsection of a Schedule of the Seller Disclosure Schedule or (b) to the extent relating to the Excluded Assets or the Excluded Liabilities, Sellers represent and warrant to Buyer:

3.1.Organization; Good Standing. Each Seller is duly formed validly existing and in good standing under the Laws of its jurisdiction of formation. Each Seller, subject to the necessary authority from the Bankruptcy Court, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, in the aggregate, have a Material Adverse Effect.

3.2.Authority; Approval. Subject to the entry of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby:

(a)each Seller has all right, power and authority to enter into and perform its obligations under the Transaction Documents to which it is or will become a party;

(b)the execution, delivery and performance of each Seller’s obligations under the Transaction Documents to which it is or will become a party, and the performance of each Seller of its obligations under the Transaction Documents, have been duly and validity authorized by all requisite limited liability company action on the part of such Seller;

(c)No additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Sellers or their Affiliates of this Agreement or any of the other Transaction Documents to which they are or will become party; and

(d)this Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer, subject to the required Bankruptcy Court approval, will constitute a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Equitable Exception”).

3.3.Governmental Filings; No Violations.

(a)Other than the filings, notices, reports, consents, registrations, approvals, permits and authorizations set forth on Section 3.3(a) of the Seller Disclosure Schedule, and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, permit or authorization is required to be given, filed or obtained by any Seller to or from any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or the transactions contemplated hereby.

(b)Other than the filings, notices, reports, consents, registrations, approvals, permits and authorization set forth on Section 3.3(b) of the Seller Disclosure Schedule, and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, the execution, delivery and performance by Sellers of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination or acceleration of any obligation under, or result in the creation of any Lien upon any of the Transferred Assets (i) under any provision of the articles, by-laws or comparable governing documents of any Seller, (ii) any Law or Order to which any Seller, the Business and the Transferred Assets are subject, or (iii) any Material Contract.

3.4.No Undisclosed Material Liabilities. As of the date of this Agreement, there are no material Liabilities of the Business of any kind whatsoever other than the material Liabilities disclosed (i) in Sellers’ unaudited condensed consolidated balance sheet as of March 31, 2023, (ii) in the Seller Disclosure Schedule, or (iii) as set forth in Section 3.4 of the Seller Disclosure Schedule.

3.5.Litigation. Except as set forth in Section 3.5 of the Seller Disclosure Schedule and except for the general pendency of the Bankruptcy Case and Actions arising in connection therewith or in the Ordinary Course seeking damages for amounts less than $1,000,000 as of the date hereof, there are no Actions pending or, to the Knowledge of Sellers, threatened against any Seller that are attributable to any of the Transferred Assets or the ownership or operation thereof or the Business.

3.6.Transferred Owned Property. There are no pending, or, to the Knowledge of Sellers, threatened, appropriation, condemnation, eminent domain or like proceedings relating to any Transferred Owned Property.

3.7.Material Contracts.

(a)Other than this Agreement, the other Transaction Documents and the DIP Financing, Section 3.7(a) of the Seller Disclosure Schedule sets forth a true and correct list of the following Seller Contracts relating to the Transferred Assets (together, the “Material Contracts”):

(i)any joint venture agreements, partnership agreements, purchase and sale agreements or similar agreements that are material to the Business;

(ii)any Seller Contract which is reasonably expected by Sellers as of the date hereof to either (i) involve any future aggregate receipts of revenues by any Sellers or Sellers in excess of $100,000 in the aggregate per annum or (ii) involve any future aggregate payments or obligations by any Seller or Sellers in excess of $100,000 per annum in the aggregate;

(iii)any non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller conducts the Business;

(iv)any Contract obligating Sellers or any of their Affiliates to provide or obtain any product or service exclusively to or from any Person, irrespective of any geographic, market or other restriction;

(v)any Contract granting to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any Transferred Asset;

(vi)any Contract that contains any “most favored nation” or minimum purchase or sale obligations;

(vii)any Contract containing a requirement to provide (including a requirement to provide if so requested by the counterparty) a performance bond, letter of credit or any other similar instrument;

(viii)any Seller Contract pursuant to which any Seller grants or receives any license with respect to Intellectual Property that is material to the Business, taken as a whole, that (i) is exclusive or (ii) requires aggregate payments to or from any of Sellers in excess of $200,000 per annum, in each case of clauses (i) and (ii), other than (x) agreements granted on standardized terms for commercially available software or information technology services, or (y) outbound licenses granted in the Ordinary Course;

(ix)any Seller Contract with a Governmental Entity;

(x)any Transferred Lease; and

(xi)any Seller Contract pursuant to which any Seller currently leases personal property to or from any Person providing for lease payments in excess of
$50,000 per annum.

(b)Except as disclosed on Section 3.7(b) of the Seller Disclosure Schedule, no Seller is in breach or default under any Material Contract and no Seller has received a written notice of a breach or default of the terms of any Material Contract. The Material Contracts are in full force and effect in accordance with their terms, except as may be limited by the Equitable Exception, and to the Knowledge of Sellers, no event has occurred which constitutes, or which with notice or lapse of time or both would be reasonably be likely to constitute, a breach or default by any Seller (or to Sellers’ Knowledge, any other party thereto) of its obligations under any of the Material Contracts (for the avoidance of doubt, not including with respect to the Bankruptcy Case).

3.8.Compliance with Laws; Permits.

(a)The Business is being conducted in all material respects pursuant to the Laws applicable to the Business or the Transferred Assets, except as resulting from the filing and pendency of the Bankruptcy Case. Seller has received any written notice of (i) any material investigation or review by any Governmental Entity with respect to the Business or the Transferred Assets or (ii) any material noncompliance with any applicable Laws that has not been cured as of the date hereof. Each Seller has obtained and is in material compliance with all Permits and Orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted.

(b)Each of Sellers is in compliance with the Foreign Corrupt Practices Act of 1977 (the “FCPA”), and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to the Business, and no Seller is, to Sellers’ Knowledge, being investigated by any Governmental Entity with respect to, or been given notice in writing by a Governmental Entity of, any violation by any of Sellers of the FCPA or any other U.S. or foreign Law concerning anti- corruption or anti-bribery applicable to the Business.

3.9.Brokers and Finders. Except as disclosed on Section 3.9 of the Seller Disclosure Schedule, there are no fees or expenses payable by any Seller to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sellers in connection with the transactions contemplated hereby.

3.10.Employees. No Seller is a party to any collective bargaining agreement or other agreement with a labor union or like organization covering any of the Scheduled Employees. As of the date hereof, there is no pending or, to the Knowledge of Sellers, threatened strike, lockout, slowdown or work stoppage involving the Scheduled Employees.

3.11.Employee Benefit Plans. No Seller maintains or contributes to any Seller Plan, including any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

3.12.Title to Transferred Assets. Sellers, as applicable, have good and valid title to, or in the case of leased assets, have or will have on the Closing Date good and valid leasehold interests in, all Transferred Assets, free and clear of all Liens (other than Permitted Encumbrances) and, at the Closing, Buyer will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interest in, the Transferred Assets, free and clear of all Liens (other than Permitted Encumbrances) and Excluded Liabilities, to the fullest extent permissible under Law, including pursuant to Section 363(f) of the Bankruptcy Code.

3.13.Intellectual Property.

(a)Sellers own, as applicable, all Transferred Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. To the Knowledge of Sellers, all Transferred Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding Order, judgment, decree or agreement adversely affecting Sellers’ use thereof or rights thereto.

(b)To the Knowledge of Sellers’ (i) Sellers’ conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, (ii) no Seller has received any written notice alleging any such infringement, misappropriation of violation by any Seller of Intellectual Property owned by any other Person, and (iii) none of the Transferred Intellectual Property is being infringed upon, misappropriated or otherwise violated by any other Person.

(c)There is no Action pending before any Governmental Entity (other than the Bankruptcy Case) concerning the ownership, validity, registrability, enforceability, infringement, misappropriation or violation of any material Transferred Intellectual Property. None of the Transferred Intellectual Property is subject to any outstanding injunction, directive, Order, decree, award, settlement or judgment restricting the use or validity thereof.

(d)To the Knowledge of Sellers, there have been no security breaches of or unauthorized access to the technology and computer systems and infrastructure, owned by Sellers and used in connection with the Business, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14.Environmental Matters. Except for matters that relate to an Excluded Liability or as disclosed on Section 3.14 of the Seller Disclosure Schedule:

(a)the Business and the Transferred Assets are in compliance in all material respects with all applicable Environmental Laws;

(b)there are no written notices, writs, injunctions, decrees, Orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or threatened, relating to compliance with or material Liability under any Environmental Law affecting the Business, the Transferred Owned Property or the Transferred Leased Property; and

(c)there has been no waste generated or released by Seller or any of its Affiliates or any legally responsible predecessor corporation of Seller, that has given or could reasonably be expected to give rise to any Liability under any Environmental Law for which the Business would incur material Liability.

3.15.Taxes. Other than as set forth in Section 3.15 of the Seller Disclosure Schedule:

(a)(i) Sellers have filed all material Tax Returns with respect to the Transferred Assets required under applicable Law to be filed by Sellers with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed prior to the Closing Date (taking into account any extension of time to file); and (ii) all material Taxes shown as due from Sellers on such Tax Returns with respect to such assets have been paid or arrangements for the payment thereof have been made, except to the extent nonpayment of which is permitted or required by the Bankruptcy Code.

(b)(i) Each Seller has filed all material Tax Returns required under applicable Law to be filed by such Seller with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed prior to the Closing Date (taking into account any extension of time to file); and (ii) all material amounts of Taxes shown as due on such Tax Returns have been paid or arrangements for the payment thereof have been made, except to the extent nonpayment of which is permitted or required by the Bankruptcy Code, and only to the extent that failure to file such Tax Return or to pay such Taxes would give rise to a Lien (other than a Permitted Encumbrance) on the Transferred Assets.

(c)No audit or other proceeding with respect to any material amounts of Taxes or material Tax Returns with respect to the Transferred Assets is currently in progress, or, to the Knowledge of Sellers, has been proposed or threatened.

(d)No Seller has received written notice of any outstanding, proposed or assessed Tax deficiency that has not been paid or accrued for and in accordance with applicable Law, nor has any Seller executed any waiver of any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment, collection or deficiency, which notice, waiver, or extension of time could give rise to a Lien (other than a Permitted Encumbrance) on the Transferred Assets.

(e)There are no liens for Taxes other than Permitted Encumbrances upon any of the Transferred Assets.

(f)There are not any outstanding ruling requests, and no rulings have been received, by any Seller relating to Taxes which ruling requests or rulings relate to Taxes which could be a Lien (other than a Permitted Encumbrance) on the Transferred Assets.

(g)Each Seller has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable Law) in all material respects and have, within the time and in the manner prescribed by Law, withheld from employee wages, if any, and paid over to the proper Governmental Entity all material required amounts.

(h)Each Seller has collected all material amounts of sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates (and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

(i)No Seller has (i) deferred payment of payroll Taxes or (ii) taken, claimed or applied for an employee retention tax credit, in each case, pursuant to the CARES Act.

(j)No Seller has executed any power of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force.

3.16.Insurance. Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies (the “Existing Insurance Policies”) maintained by Sellers applicable to the Transferred Assets, together with the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder. Except as set forth on Section 3.16 of the Seller Disclosure Schedule, Sellers are up-to-date in the payment of all premiums and other amounts payable under the Existing Insurance Policies to maintain the Existing Insurance Policies in full force and effect, and Sellers shall continue to make all such payments until the Closing. As of the date hereof, all such policies are in full force and effect and are sufficient for compliance by Sellers with all applicable Laws.

3.17.Real Property. On the Closing Date, Sellers shall convey to Buyer pursuant to Section 363 of the Bankruptcy Code good and marketable fee simple title and the deed to the Transferred Owned Property, free and clear of all Liens other than Permitted Encumbrances. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, Sellers have not leased or otherwise granted to any Person the right to use or occupy the Transferred Owned Property or any portion thereof, and there are no Persons in possession or Person having the right to occupy or use any of the Transferred Owned Property. Sellers have no leases of any real property other than as set forth on Section 3.17 of the Seller Disclosure Schedule. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, Sellers have not granted any options to purchase or lease or rights of first refusal to purchase or lease any of the Transferred Owned Property. The civic addresses of the parcels comprising the Transferred Owned Property are set out in Schedule 1.1(c).

3.18.Status of Transferred Assets. Except as set forth on Section 3.18 of the Seller Disclosure Schedule, the Fixtures and Equipment and other tangible personal property are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound. To the Knowledge of Sellers, since the commencement of the Bankruptcy Case, no Fixtures and Equipment or other tangible personal property has been removed or transferred from the Business or otherwise sold, leased, assigned or transferred, other than replacements or repairs of

Fixtures and Equipment in the Ordinary Course. The Transferred Assets constitute all of the assets of every nature and kind whatsoever necessary for Buyer to conduct and operate the Business immediately after the Closing in the manner previously conducted by Sellers.

3.19.Full Disclosure. There has been no event, transaction or information regarding the Business or the Transferred Assets that has come to Sellers’ Knowledge that has not been disclosed to Buyer in writing that could reasonably be expected to have a Material Adverse Effect.

3.20.No Other Representations or Warranties.

(a)Except for the representations and warranties contained in this Article III, no Seller nor any other Person on Sellers’ behalf makes any other express or implied representation or warranty with respect to Sellers, the Business, the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby, and each Seller expressly disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of Sellers’ or their Affiliates’ respective Representatives.

(b)Each Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby or with respect to the accuracy or completeness of any other information provided, or made available, to Sellers in connection with the transactions contemplated hereby and none of Sellers have relied on any representation or warranty other than those expressly set forth in Article IV.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers:

4.1.Organization; Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept applies, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, in each case, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.2.Authority; Approval.

(a)Buyer has all right, power and authority to enter into and perform its obligations under the Transaction Documents to which it is or will become a party.

(b)The execution, delivery and performance of Buyer’s obligations under the Transaction Documents to which it is or will become a party, and the performance of Buyer of its obligations under the Transaction Documents, have been dully and validly authorized by all requisite limited liability company action on the part of Buyer.

(c)No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the other Transaction Documents to which it is or will become party.

(d)This Agreement has been duly executed and delivered by Buyer and, when executed and delivered by Sellers, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Equitable Exception.

4.3.Governmental Filings; No Violations.

(a)Subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the transactions contemplated hereby, no filing, notice, report, consent, registration, approval, permit or authorization is required to be given, filed or obtained by Buyer to or from any Governmental Entity in connection with the execution, delivery and performance by Buyer of this Agreement or the transactions contemplated hereby.

(b)The execution, delivery and performance by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) any provision of the articles, by-laws or comparable governing documents of Buyer, (ii) subject to the Sale Order, any Law or Order to which Buyer is subject or (iii) subject to the Sale Order, any Contracts to which Buyer is a party, except, in the case of clauses (i) and (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.4.Litigation. There are no Actions pending, or, to the Knowledge of Buyer, threatened against Buyer, and Buyer is not subject to any Order, in each case, that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

4.5.Available Funds. Buyer has sufficient funds available to it in cash to pay or cause to be paid the Purchase Price, all Cure Costs and the other fees and expenses required to be paid by Buyer in connection with the transactions contemplated hereby, and to effect the transactions contemplated hereby. Upon the consummation of the transactions contemplated hereby, (a) Buyer will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Buyer will not be left with unreasonably small capital, and (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Knowledge of Buyer, threatened against Buyer.

4.6.Brokers and Finders. Except for fees and expenses payable by Buyer, there are no fees or expenses payable to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer in connection with the transactions contemplated hereby.

4.7.Adequate Assurances Regarding Executory Contracts. Buyer is and will be capable of satisfying the conditions contained in Section 365 of the Bankruptcy Code with respect to the Transferred Assets, Transferred Owned Property, Transferred Leased Property, and Transferred Intellectual Property.

4.8.No Other Representations or Warranties.

(a)Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated hereby, and Buyer disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer or any of Buyer’s or its Affiliate s’ respective Representatives.

(b)Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, no Seller nor any other Person has made any express or implied representation or warranty with respect to the transactions contemplated hereby, the Business, either Seller, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, the accuracy or completeness of any other information provided, or made available, to Buyer in connection with the transactions contemplated hereby and Buyer has not relied on any representation or warranty other than those expressly set forth in Article III.

(c)Buyer acknowledges and agrees that the enforceability of this Agreement against Sellers is subject to entry of the Sale Order.

ARTICLE V COVENANTS

5.1.Access.

(a)From the date hereof through the Closing Date, subject to Section 5.1(b), Buyer will be entitled, through its Representatives, to have reasonable access to the Scheduled Employees, the Transferred Assets, the Business and the Assumed Liabilities. Any such access will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Subject to Section 5.2, Sellers will direct and use their commercially reasonable efforts to cause their Representatives to cooperate with Buyer and Buyer’s Representatives in connection with such access, and Buyer and its Representatives will cooperate with Sellers and their Representatives; provided that: (i) any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including applicable privacy and competition laws), under the supervision of Sellers’ personnel and in such a manner as to maintain confidentiality and not to interfere with the normal operations of the Business of Sellers and their Affiliates and (ii) the foregoing shall not require Sellers to disclose information or materials (A) protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure or the disclosure of which would result in the disclosure of any trade secrets of third parties or violate any applicable Laws related to the exchange of information or any obligation of any Seller with respect to confidentiality; or (B) relating to other bids or potential bids for any of the Transferred Assets.

(b)All information received pursuant to this Section 5.1 shall be governed by the terms of Section 5.6.

5.2.Competing Transactions. Each Party acknowledges that this Agreement and the sale of the Transferred Assets and assumption and assignment of the Assumed Contracts are subject to approval by the Bankruptcy Court and the consideration and acceptance by Sellers of higher or better competing bids in respect of all or any part of the Transferred Assets or the Assumed Contracts, as determined in accordance with the provisions of the Bid Procedures Order.

5.3.Cooperation; Status Updates; Regulatory Filings.

(a)Cooperation. Subject to the terms and conditions set forth in this Agreement and the Bankruptcy Orders of the Bankruptcy Court, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to: (i) take or cause to be taken all actions reasonably necessary, proper or advisable on their part under this Agreement or applicable Law to consummate the transactions contemplated hereby as promptly as reasonably practicable in accordance with the Bid Procedures; (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party may reasonably require, in order to effectively carry out the intent of the Transaction Documents, including such affidavits and instruments as required by Buyer’s title company to issue a title policy to Buyer; (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, give all notices to and obtain any consents, governmental transfers, approvals, Orders, qualifications and waivers from any Governmental Entity necessary for the consummation of the transactions contemplated hereby; (iv) not take any action prior to the Closing that would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby, except to the extent such action is otherwise expressly contemplated by this Agreement or the Bid Procedures or required by Law or the Bankruptcy Court; (v) cooperate with the other Party and take such actions as such other Party may reasonably request in connection with the consummation of the transactions contemplated hereby; and (vi) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated hereby.

(b)Status Updates. Each Seller and Buyer shall reasonably promptly notify the other Party or Parties, as applicable, in writing (email being sufficient) of the occurrence, to such Parties’ or Party’s, as applicable, knowledge, of any event or condition, or the existence of any fact or circumstance, that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied as of a reasonably foreseeable Closing Date.

(c)Regulatory Filings. Sellers and Buyer shall prepare and file reasonably promptly all documentation to effect any necessary notices, reports and other filings and to obtain reasonably promptly all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated hereby within five Business Days after the date of this Agreement.

(d)Commercially Reasonable Efforts.

(i)Without limiting the generality of the foregoing, Buyer and Sellers agree to take or cause to be taken the following actions:

(A)the prompt use of its commercially reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby;

(B)the use of commercially reasonably efforts to cooperate in the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby; and

(C)the prompt use of its commercially reasonable efforts to cooperate to take, in the event that any Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any regulatory proceeding or inquiry of any kind that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof or the posting of a bond necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order) so as to permit such consummation on a schedule as close as possible to that contemplate d by this Agreement.

5.4.Tax Matters.

(a)Transfer Taxes. Solely to the extent not exempt in accordance with section 1146 of the Bankruptcy Code, all documentary, stamp, transfer, including land transfer, registration charges, including motor vehicle registration, sales, including sales, use, value added, excise, consumption, gross receipt, turnover, and other similar non-Income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”) will be borne 100% by Sellers, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Upon the reasonable request of Buyer, Sellers will furnish proof of the payment of those Transfer Taxes to the appropriate Governmental Entity, where permitted. Sellers and Buyer will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes, and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law (including any exemption that Sellers’ sale of the Transferred Assets be exempted from Transfer

Taxes pursuant to Section 1146 of the Bankruptcy Code) and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

(b)Asset Taxes. Sellers shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Closing Date, and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Closing Date. For purposes of this Section 5.4(b), (i) Asset Taxes that are based upon or related to gross receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (ii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (ii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning at the Closing Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Closing Date occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Closing Date occurs, on the other hand. For the avoidance of doubt, to the extent any Seller has prepaid or deposited any amounts of any Asset Taxes prior to the Closing, such Seller shall receive credit for such amounts in determining payments of Asset Taxes. Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Governmental Entity of all Asset Taxes that become due or payable on or after the Closing Date, provided that to the extent any such Tax Returns relate to a Pre-Closing Tax Period or a Straddle Period, Sellers shall have the right to review and comment upon such Tax Returns prior to the filing thereof and Buyer shall incorporate any such reasonable comments that are timely provided and not file such Tax Returns without the consent of Sellers (not to be unreasonably withheld, conditioned, or delayed). Sellers shall be responsible for the preparation and timely filing of any Tax Returns and payment to the applicable Governmental Entities of all Asset Taxes that become due or payable prior to the Closing Date.

(c)Purchase Price Allocation.

(i)Subject to Section 5.2, reasonably promptly after the Closing Date, but no later than 45 days thereafter, Buyer will prepare and deliver to Sellers, an allocation schedule setting forth the Purchase Price, Assumed Liabilities, and any other items that are treated as consideration paid by Buyer for applicable Tax purposes (collectively, the “Tax Consideration”) to be allocated among Sellers and among the Transferred Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Buyer in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 5.4(c)(i), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Buyer receives the Allocation Notice of Objection, Buyer and Sellers will use their commercially reasonable efforts to agree on the allocations in good faith. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, nationally recognized accounting firm mutually agreeable to Buyer and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The allocations determined by such accounting firm (or those on the Proposed Allocation Statement to the extent Sellers did not object) will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” The fees and expenses of such accounting firm will be paid by and apportioned between Sellers and Buyer based on the aggregate dollar amount in dispute and the relative recovery as determined by the accounting firm or Sellers and Buyer, respectively (such that, by way of example, if the amount in dispute is $100 and it is resolved
$70 in favor of Buyer and $30 in favor of Sellers, then Sellers would bear 70% of the fees and expenses of such accounting firm and Buyer would bear 30% of the fees and expenses). For the avoidance of doubt, in administering any Action, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated as between Sellers and their respective estates.

(ii)Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law, or as agreed to between the Parties as a result of any proposed assessment or reassessment by a relevant Tax authority, Sellers and Buyer and their respective Affiliates will report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement and neither Sellers nor Buyer will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement.

(d)Cooperation and Audits. Buyer and Sellers will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes with regard to the Transferred Assets and Continuing Employees until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes. Notwithstanding anything in this Section 5.4(d) to the contrary, Sellers, Buyer and their respective Affiliates shall not be required to provide to Sellers and their Affiliates or Buyer and its Affiliates, as the case may be, any records, Tax Returns or any other information, in each case, which includes any information not solely related to the Transferred Assets, or Continuing Employees.

5.5.Employment Matters.

(a)Schedule 5.5(a) sets forth the names of all individuals who are Seller Employees as of the date hereof and (x) whose job responsibilities relate primarily to the ownership, operation or use of the Transferred Assets or (y) whom Buyer and Sellers have otherwise designated as Scheduled Employees (the individuals set forth on Schedule 5.5(a), as such Schedule may be updated in accordance with this Section 5.5(a), the “Scheduled

Employees”). Schedule 5.5(a) also sets forth, for each Scheduled Employee as applicable, the Scheduled Employee’s job title, date of hire, annual base salary, and target bonus opportunity for 2023 (if applicable) (the “Scheduled Employees Schedule”). The Scheduled Employees Schedule shall be held in confidence and shall not be filed with the Bankruptcy Court (unless under seal). From time to time following the date hereof (and not later than 15 Business Days prior to the date of the Sale Hearing), to the extent necessary, Sellers shall update the Scheduled Employees Schedule to reflect any changes thereto permitted by this Agreement. Sellers shall provide Buyer with any such updated Scheduled Employees Schedule at least 12 Business Days prior to the date of the Sale Hearing.

(b)At least ten Business Days prior to the date of the Sale Hearing, Buyer shall provide Sellers with its list of Target Employees.

(c)At least ten Business Days prior to the date of the Sale Hearing, Buyer shall deliver to Sellers the form of written offer of employment that is to be provided to the Target Employees.

(d)No later than seven Business Days prior to the date of the Sale Hearing, Buyer shall, in its sole discretion, in consultation with Sellers, offer employment effective as of the Closing in writing to each of the Target Employees (who are not independent contractors, if any).

(e)No later than seven Business Days prior to the date of the Sale Hearing, Buyer shall, in its sole discretion, offer to retain the services of the Target Employees who are independent contractors on terms and conditions substantially similar to the terms and conditions of each such Target Employee’s contract with the applicable Seller.

(f)No later than two Business Days prior to the date of the Sale Hearing, Buyer shall deliver to Sellers a list identifying: each Target Employee who has then accepted Buyer’s offer of employment or engagement (each Target Employee who accepts such offer on or prior to the Closing Date and commences employment or engagement with Buyer, a “Continuing Employee”), and a list identifying: each Target Employee who has then rejected Buyer’s offer of employment or engagement. In the event any, some or all of the Target Employees do not accept offers of employment or engagement with Buyer, no Material Adverse Effect shall have been deemed to occur solely due to such refusal.

(g)Nothing in this Agreement is intended to (i) prevent Buyer or any of its Affiliates from amending or terminating any compensation or benefit plan of Buyer or its Affiliates on or after the Closing Date in accordance with the terms of such plan and applicable Law, or (iii) prevent Buyer or any of its Affiliates from terminating the employment of any Continuing Employee. No current or former employee of Sellers or any Seller Affiliate or any beneficiary or dependent thereof is entitled to any third party beneficiary or other rights under this Section 5.5 or under any other provisions of this Agreement with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any such employee or beneficiary or dependent by Sellers, Buyer or any of their respective Affiliates or under any benefit plan which Sellers, Buyer or any of its Affiliates may maintain, other than what is legally required in accordance with applicable Laws.

5.6.Confidentiality.

(a)Except as provided in this Section 5.6, no Party, nor its respective employees, agents, partners, affiliates, officers, directors and advisors, shall publish, disclose, or otherwise divulge Confidential Information of a Party to any Person at any time during or for two
(2) years after the Closing or earlier termination of this Agreement, without the applicable Party’s prior express written consent.

(b)A receiving Party may use and disclose Confidential Information where required to do so in litigation, administrative, regulatory or other legal proceedings or otherwise by Applicable Laws, but only, to the extent practicable and legally permissible, after notice to the providing Party and affording the providing Party an opportunity to seek a protective order or other relief to prevent or limit disclosure of the Confidential Information. In such event, the receiving Party shall reasonably cooperate, at the providing Party’s expense, in connection with the providing Party’s efforts to obtain such protective order or other relief. Further, subject to Section 5.2, each Party shall use all commercially reasonable efforts to maintain the confidentiality of the Confidential Information in any litigation or administrative or regulatory proceeding or in any other instance where disclosure is required by Applicable Laws, and to the extent practicable and legally permissible, shall promptly notify the providing Party of any attempt by a third party to obtain the Confidential Information through legal process or otherwise.

(c)Notwithstanding anything to the contrary herein, each Party may provide any Confidential Information: (i) to any Governmental Authority or any other Person (including subcontractors, consultants, accountants, financial advisors, experts, legal counsel and other professional advisors to the Parties) as required to perform under or administer this Agreement; and (ii) to its Affiliates, and, in the case of Buyer, its limited partners, and its and their respective representatives and other advisors (including attorneys, accountants, consultants and rating agencies); provided such Persons agree to preserve the confidentiality of the Confidential Information in accordance with the terms and provisions of this Agreement or are otherwise required to maintain the confidentiality of such Confidential Information (it being agreed that the receiving Party shall be responsible and liable for any failure of such Persons to comply with the terms and provisions of this Agreement). Each Party shall cause its personnel and all Persons to whom it discloses the Confidential Information to treat it confidentially consistent with the obligations of this Section 5.6. The obligation to provide confidential treatment to Confidential Information shall not be affected by the inadvertent disclosure of Confidential Information by either Party.

(d)Notwithstanding anything to the contrary contained herein, nothing in this Section 5.6(d) shall limit the ability of the Parties or any of their respective Affiliates to make any disclosure to their respective tax advisors or any taxing authority.

5.7.Personal Information. The collection, use and disclosure of Personal Information by Buyer before the Closing is restricted to those purposes that relate to the transactions contemplated by this Agreement, and Buyer will protect that Personal Information by security safeguards appropriate to the sensitivity of the information. If, for any reason, the Closing does not occur, the Personal Information will be returned to Sellers or destroyed within a reasonable time. Following the Closing, Buyer will: (i) use and disclose the Personal Information transferred to it under the terms of this Agreement solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed, or otherwise as permitted by applicable Law including applicable privacy laws; (ii) protect that Personal Information by security safeguards appropriate to the sensitivity of the information; (iii) notify the individuals who are the subject of the Personal Information, including the Continuing Employees, that the transaction has been completed that the their Personal Information has been disclosed to Buyer; and (iv) give effect to any withdrawal of consent made to the collection, use, and disclosure of the Personal Information in accordance with applicable Law including applicable privacy laws.

5.8.Publicity. Except as required by the Bankruptcy Court in connection with the Bankruptcy Case, any disclosure statement that the Debtors may file in connection with the Bankruptcy Case and any public disclosure issued by any Seller as required by Law, and subject to Section 5.2, prior to the Closing or earlier termination of this Agreement, neither Party will issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, except that such consent shall not be required in connection with ordinary or required pleadings made by any Debtor in the Bankruptcy Court or if disclosure is otherwise required by applicable Law, the rules and regulations of applicable national securities exchanges on which securities of AppHarvest are listed from time to time, or by the Bankruptcy Court; provided, however, that the Parties, will use their commercially reasonable efforts consistent with such applicable Law, applicable national securities exchanges, or Bankruptcy Court requirement to consult with the other Party with respect to the text of any such required disclosure.

5.9.Insurance Matters.

(a)Sellers shall, and shall cause their Affiliates to, assign, to the extent assignable, to Buyer any and all proceeds owing to Sellers under Sellers’ or any of their Affiliates’ third party insurance policies written prior to the Closing in connection with (i) the damage or destruction of any of the Transferred Assets from and after the date of this Agreement and prior to the Closing that is, or would have been but for such damage or destruction, included in the Transferred Assets or (ii) any Assumed Liability (other than, in the case of this clause (ii), where insurance proceeds are directly or indirectly funded by Sellers or any of their Affiliates through self-insurance or other similar arrangements); provided that, Sellers shall not be required to, or to cause their Affiliates to, assign to Buyer any Excluded Insurance Proceeds. If such proceeds are not assignable, Sellers agree to pay any such proceeds received by them or any of their Affiliates to Buyer promptly upon the receipt thereof.

(b)Except as set forth in Section 1.1(j), from and after the Closing, the Business, the Transferred Assets and the Assumed Liabilities shall cease to be insured by Sellers’ or their Affiliates’ insurance policies or by any of their self-insurance programs or other similar arrangements, and Buyer (i) agrees on or prior to Closing to arrange for its own insurance policies (including self-insurance or similar arrangements funded directly or indirectly by Buyer or any of its Affiliates) with respect to the Business, the Transferred Assets and the Assumed Liabilities covering all periods from and after the Closing and (ii) without prejudice to any right to indemnification under this Agreement or any other Transaction Document, agrees not to seek, through any means, to benefit from any of Sellers’ or their Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business.

5.10.Conduct of Sellers. Until the earlier of the termination of this Agreement under Section 7.1 or the Closing, except (a) (i) as required by applicable Law, (ii) as required by the DIP Financing, or (iii) as authorized by any Order of the Bankruptcy Court, (b) as otherwise expressly contemplated by this Agreement or another Transaction Document, (c) with the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, (d) as set forth on Schedule 5.10, or (e) to the extent related to any Excluded Assets or Excluded Liabilities, Sellers will, or will cause the applicable Seller Affiliate to, consistent with the terms of the DIP Financing,
(x) operate the Transferred Assets only in the Ordinary Course consistent with past practice, (y) use commercially reasonable efforts to preserve intact the Transferred Assets, reasonable wear and tear excepted, and as necessary to keep all of the Transferred Assets in substantially the same condition as at the date hereof, and (z) notwithstanding anything to the contrary in clauses (x) or (y), not:

(a)sell, assign, license, transfer, convey, or waive or release any right or claim relating to any of the Transferred Assets, lease, surrender, relinquish or otherwise dispose of any portion of the Transferred Assets;

(b)increase the total number of employees working as part of the Transferred
Assets;

(c)except as required by the terms of and in accordance with any key employee retention program or key employee incentive program implemented by Sellers, or any other written employment or engagement agreement currently in effect between the applicable Seller and the employee, or applicable Laws, increase the compensation payable (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any employees;

(d)subject any portion of the Transferred Assets to any encumbrance, except for Permitted Encumbrances;

(e)incur any capital expenditures (other than for reasonably necessary repairs and Ordinary Course maintenance);

(f)amend or modify in any material respect, breach or terminate any Assumed
Contract;

(g)take any action that would reasonably be expected to result in a Material
Adverse Effect;

(h)sell, lease, remove from the Transferred Owned Property, transfer, license or otherwise dispose of, abandon or permit to lapse, fail to take any material action necessary to maintain, enforce or protect, or permit or create any encumbrance (other than Permitted Encumbrances) on any of the Transferred Assets; or

(i)agree or commit to do any of the foregoing.

Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the Business prior to the Closing.

5.11.Notification of Certain Matters.

(a)Sellers will promptly notify Buyer: (i) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) of any notice or other communication from any Governmental Entity related to or in connection with the transactions contemplated by this Agreement; or (iii) upon discovery thereof, any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 6.2(a) will not be able to be satisfied. If the subject matter of any such notification required by the previous sentence requires any change in the Seller Disclosure Schedule, Sellers shall deliver to Buyer prior to the Closing a supplement to such Seller Disclosure Schedule (the “Updated Schedules”) with such change; provided that in no event will any Updated Schedule serve to amend, supplement or modify the Schedules for purposes of Section 6.2(a) or limit the remedies available to Buyer under or with respect to this Agreement; provided, further that if the Closing occurs, the Updated Schedules will be considered and deemed to be part of the Seller Disclosure Schedule for all purposes under this Agreement, and each reference in this Agreement to a particular Seller Disclosure Schedule will mean such Seller Disclosure Schedule in, or as updated by, the Updated Schedules; and (iv) the occurrence of any fact or circumstance that could reasonably be expected to have a Material Adverse Effect.

(b)Buyer will promptly notify Sellers: (i) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) of any notice or other communication from any Governmental Entity related to or in connection with the transactions contemplated by this Agreement; or (iii) upon discovery thereof, any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 6.3(a) will not be able to be satisfied; and
(iv) of any Actions relating to or involving or otherwise affecting Buyer or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.4 or that relate to the transactions contemplated by this Agreement.

5.12.Transfer of Permits.

(a)From and after the date hereof, Sellers, on the one hand, and Buyer, on the other hand, shall reasonably cooperate to transfer to Buyer as of the Closing Date all Permits included in the Transferred Assets.

(b)In addition, at any time prior to the Closing Date, Buyer may, at its sole discretion and at its sole expense, request for Sellers to maintain in effect any Permit for up to three months after the Closing for the purposes of passing through the benefits of such Permit to Buyer, and (i) provided Buyer timely pays any costs associated with such Permit, including any costs referred to in clause (iii) below and to the extent practicable and permitted by applicable

Law, Sellers shall use commercially reasonable efforts to maintain in effect such Permit, (ii) Sellers and Buyer shall use commercially reasonable efforts to agree in writing on arrangements for the purposes of passing through the benefits of such Permit to Buyer, and (iii) any such arrangements described in the foregoing shall be at the sole expense of Buyer.

5.13.Sellers’ Obligations. Each Seller hereby acknowledges and agrees that their representations and warranties made hereunder are made jointly and severally, and their respective covenants and obligations under this Agreement are joint and several responsibilities. Each of Sellers agrees to be jointly and severally responsible for any damage, loss, cost and expense for which either of them may be responsible hereunder.

5.14.Bankruptcy Matters.

(a)At Buyer’s reasonable request, and at Buyer’s sole cost and expense, Sellers shall reasonably cooperate with Buyer for a period of 90 days following the Closing Date to allow Buyer to enter into an amendment of any Assumed Contract upon assumption of such Assumed Contract by Buyer (and Sellers shall reasonably cooperate with Buyer to the extent reasonably requested by Buyer in negotiations with the counterparties thereof for a period of 90 days following the Closing Date).

(b)Subject to Section 5.2, Sellers shall use their respective commercially reasonable efforts to obtain one or more Orders of the Bankruptcy Court, which Order(s) shall be in form and substance reasonably acceptable to Buyer, and shall reflect the terms and conditions set forth herein, to assume and assign the Assumed Contracts to Buyer.

(c)In the period between the execution of this Agreement and the hearing of the application for the Sale Order, Sellers shall use commercially reasonable efforts to obtain any consents or approvals required in respect of the Acquisition including any consents or approvals required of any Governmental Entity for the transfer or assignment of Permits to Buyer or the reissuance of Permits in favor of Buyer; provided that Sellers shall not be required to incur material expenses or to initiate any litigation or legal proceeding to obtain any such consent, approval, transfer, assignment, or re-issuance.

(d)If a non-Seller counterparty to an Assigned Contract is unwilling to consent to the assignment of an Assigned Contract or is unwilling to consent on terms acceptable to Buyer, acting reasonably, and such consent is required in order to assign such Assigned Contract, the application to the Bankruptcy Court for the Sale Order shall include a request that the Bankruptcy Court order that such Assigned Contract be assigned pursuant to and in accordance with the terms of the Bid and Contract Procedures Order.

(e)Sellers agree that all pleadings with respect to the transactions contemplated hereby, including any reply in support thereof or any pleading relating to the assignment or assumption of Contracts, shall be provided to Buyer as soon as reasonably practicable prior to filing and shall be reasonably acceptable to Buyer.

(f)Reasonably promptly after the date hereof and the commencement of the Bankruptcy Case, Sellers shall file with the Bankruptcy Court an application seeking entry of the

Bid Procedures Order and the Sale Oder as provided for in the Restructuring Support Agreement, dated on or about July 23, 2023 (the “RSA”).

(g)Subject to Section 5.2, Sellers shall use their commercially reasonable efforts, subject to Bankruptcy Court availability and approval, to (i) hold the Auction, unless an Auction is not required to be held pursuant to the terms of the Bid Procedures, as provided in the Bid Procedures and (ii) lodge and have entered the Sale Order as provided in the RSA.

(h)If the Sale Order, or any other Orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), Sellers shall promptly notify Buyer in writing thereof and subject to rights otherwise arising from this Agreement, Sellers shall use commercially reasonable efforts to cooperate with any such appeal, petition or motion.

5.15.Morehead Discharge Repairs. Sellers and Buyer agree that Sellers shall allocate
$500,000 consistent with the Approved Budget (as defined in the DIP Financing) to be used solely for the construction and satisfaction of a long-term disposal drain discharge at the Morehead Facility.

ARTICLE VI CONDITIONS TO CLOSING

6.1.Conditions Precedent to Each Party’s Obligations. The Parties’ obligations to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a)there shall not be in effect any Order of a Governmental Entity of competent jurisdiction or any Law preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)the Bankruptcy Court shall have entered the Bid Procedures Order and the Sale Order, each of which shall be a Final Order, in full force and effect and not subject to a stay.

6.2.Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, without giving effect to any qualification therein as to materiality or Material Adverse Effect, as if made at and as of the Closing Date (except with respect to representations and warranties that speak as to a specified date, which representations and warranties shall be true and correct in all respects at and as of such date), except for those failures to be true and correct that, individually or in the aggregate, do not constitute a Material Adverse Effect;

(b)Sellers shall have performed and complied in all material respects with all obligations, agreements and covenants required in this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)Buyer shall have received from Sellers a certificate signed by an authorized officer of Sellers on behalf of Sellers certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d)Since the date of this Agreement there shall not have occurred any Material Adverse Effect;

(e)Since the date of this Agreement, Sellers or their Affiliates shall not have breached any of its obligations under the DIP Financing and such breach remains outstanding or was not otherwise cured within the cure period available under the DIP Financing;

(f)Sellers shall have delivered, or cause to be delivered, to Buyer the documents and other deliverables listed in Section 2.4 that are required to be delivered by Sellers prior to the Closing;

(g)Buyer or its Affiliate or designee shall have executed a master lease agreement for the lease of each of (i) the facility owned and operated prior to the Closing by AHRF in Richmond, Kentucky associated with the Richmond Business (the “Richmond Facility”), and
(ii) the facility owned and operated prior to the Closing by AHMF in Morehead, Kentucky associated with the Morehead Business (the “Morehead Facility”), each such lease being in form and substance satisfactory to Buyer in its sole discretion;

(h)Buyer or its Affiliate or designee shall have entered into an agreement with AppHarvest to exclusively license to Buyer or its Affiliate the Trademark APPHARVEST for a minimum of five (5) years, which license shall be sub-licensable to any lessee of the Richmond Facility or Morehead Facility; and

6.3.Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, without giving effect to any qualification therein as to materiality or Material Adverse Effect, as if made at and as of the Closing Date (except with respect to representations and warranties that speak as to a specified date, which representations and warranties shall be true and correct in all respects at and as of such date), except for those failures to be true and correct that, individually or in the aggregate, do not constitute a Material Adverse Effect.

(b)Buyer shall have performed and complied in all material respects with all obligations, agreements and covenants required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date; and

(c)Sellers shall have received from Buyer a certificate signed by an authorized officer of Buyer on behalf of Buyer certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

6.4.No Frustration of Closing Conditions. Subject to Section 5.2, neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its commercially reasonable efforts (or such other applicable efforts standard expressly contemplated hereby) to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

ARTICLE VII TERMINATION

7.1.Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)by mutual written consent of Buyer and Sellers;

(b)automatically, upon the consummation of a Competing Transaction, or if the Bankruptcy Court approves a Competing Transaction;

(c)by either Party, upon written notice to the other Party:

(i)if there is in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (it being agreed that the Parties will promptly appeal any adverse determination which is appealable and pursue such appeal in accordance with their respective obligations under Section 5.3(d)(i)(C) unless and until this Agreement is terminated pursuant to this Section 7.1);

(ii)if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

(iii)if Buyer is not selected as a Successful Bidder or a Back-Up Bidder (each as defined in the Bid Procedures) upon entry of the Sale Order.

(d)by Buyer:

(i)upon written notice to Sellers in the event of a breach by Sellers of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 6.1 or Section 6.2 not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Buyer to Sellers of such breach; provided that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(ii)if, following entry by the Bankruptcy Court of the Sale Order, the Sale Order is materially amended, modified or supplemented without Buyer’s prior written consent or is voided, reversed or vacated; or

(iii)if the Closing has not occurred by 5:00 p.m., prevailing Eastern time, on or before ten (10) days after the date of entry of the Sale Order (the “Termination Date”), which date may be extended by mutual written agreement of the Parties;

(e)by Sellers:

(i)upon written notice to Buyer in the event of a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement, if (A) such breach would result in a failure of a condition set forth in Section 6.1 or Section 6.3 to be satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Sellers to Buyer of such breach; provided that Sellers are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(ii)if the Closing has not occurred by 5:00 p.m., prevailing Eastern time, on or before the Termination Date, which date may be extended by mutual written agreement of the Parties.

7.2.Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no effect; provided, however; that the provisions set forth in this Section 7.2, Section 7.3, Article VIII and in Section 5.6 shall survive the termination of this Agreement; provided, further, that nothing in this Section 7.2 shall be deemed to release any Party from liability for any willful breach of this Agreement prior to termination.

7.3.Break-Up Fee and Expense Reimbursement Amount. In consideration of Buyer and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, and to compensate Buyer as a stalking-horse bidder in connection with the Auction, should Seller enter into a written binding agreement with respect to a Competing Transaction, then in such event, Buyer shall be entitled to:

(a)the Expense Reimbursement Amount, not to exceed US $500,000; and

(b)an amount equal to 3.0% of the Purchase Price (the “Break-Up Fee”).

No bidder other than Buyer shall be entitled to a Break-Up Fee or Expense Reimbursement Amount. For the avoidance of doubt, (x) the Break-Up Fee and Expense Reimbursement Amount shall be free of any Liens and shall be payable or credited to Buyer only upon closing of the sale of the Transferred Assets (or a material portion of them), (y) except to the extent set forth in the proviso in Section 7.2, the Parties acknowledge and agree that the Break-Up Fee and Expense Reimbursement Amount, on the terms and subject to the conditions to the payment thereof, shall be Buyer’s sole recourse in connection with this Agreement and the other Transaction Documents in the event this Agreement is terminated prior to the Closing under Section 7.1, and (z) notwithstanding anything contained herein to the contrary, (i) Buyer shall have the right, but not the obligation, to increase its bid for the Transferred Assets at the Auction, and (ii) the amount of the Break-Up Fee and Expense Reimbursement Amount, once triggered pursuant to the terms of this Agreement, shall act as a credit toward any Closing by Buyer as the high bidder or as the Backup Bidder (as defined in the Bid Procedures).

ARTICLE VIII MISCELLANEOUS

8.1.Notices. Unless otherwise set forth herein, all notices and other communications, including consents and waivers, to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by recognized overnight courier service upon the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 8.1; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To Buyer:

CEFF II AppHarvest Holdings, LLC
c/o Controlled Environment Foods Fund, LLC

Attn:    Nick Houshower
Email: houshower@eq-cap.com

With copies to:
Buchalter, A Professional Corporation Attn: Julian Gurule
Email: jgurule@buchalter.com and
Amis, Patel & Brewer, LLP

Attn: Rusty Brewer
Email: rustybrewer@apbllp.com

To Sellers or Debtors:

AppHarvest Richmond Farm, LLC

Attn:    Gary Broadbent, EVP, General Counsel and Corporate Secretary
Email: gary.broadbent@appharvest.com

AppHarvest Morehead Farm, LLC

Attn:    Gary Broadbent, EVP, General Counsel and Corporate Secretary
Email:gary.broadbent@appharvest.com

With a copy to:

Sidley Austin LLP

787 Seventh Avenue New York, NY 10019
Attn:    Anthony R. Grossi Patrick Venter Ryan Scofield
Email: agrossi@sidley.com pventer@sidley.com rscofield@sidley.com or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 8.1.

8.2.Entire Agreement; Amendments and Waivers. This Agreement together with the other agreements referred to herein, including the other Transaction Documents, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed, in the case of an amendment, supplement or change, by each of the Parties, or in the case of a waiver, by the Party against whom enforcement of such waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

8.3.Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that (a) Buyer may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates, including to effect the purchase and transfer of the Transferred Assets to different Affiliates and (b) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each of clause (a) and (b) above, with notice to the other Party. No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.

8.4.Expenses. Except as otherwise expressly provided in this Agreement, including as set forth in Section 7.3, whether or not the transactions contemplated hereby are consummated, each of Sellers, on the one hand, and Buyer, on the other hand, will bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and all proceedings incident thereto.

8.5.Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

8.6.Specific Performance.

(a)The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages, including without limitation specific performance of such covenants, promises or agreements (including to cause each Party to consummate the Closing and to make the payments and Transfer contemplated by this Agreement) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 8.6 will be in addition to any other rights which a Party may have at Law or in equity pursuant to this Agreement.

(b)The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 8.6.

8.7.Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, in each case, relating to the Bankruptcy Case, the Bankruptcy Court or the Bankruptcy Code, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and attorn to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 8.1. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 8.1; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

8.8.Interpretation; Construction.

(a)The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP.

(c)Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e)Unless otherwise specified in this Agreement, all references in this Agreement (i) to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference, and (ii) to this Agreement mean this Agreement (taking into account the provisions of Section 8.2) as amended, supplemented or otherwise modified from time to time in accordance with Section 8.2.

(f)With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g)All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meaning set forth in Exhibit A, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

8.9.Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, illegal, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal, void or unenforceable provision, as applicable, and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.10.Counterparts and Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Delivery of an executed signature page to this Agreement by any Party by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Party.

8.11.No Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, at Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Agreement or other Transaction Documents, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement) or other Transaction Documents, may be made only against (and are expressly limited to) the Persons that are expressly identified as Parties in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants or Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, Actions, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, Actions, and obligations against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 8.11 applies shall be third- party beneficiaries of this Section 8.11.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

APPHARVEST RICHMOND FARM, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

APPHARVEST MOREHEAD FARM, LLC

By:	/s/ Gary Broadbent
Name:	Gary Broadbent
Title:	Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

DocuSign Envelope ID: 0E6F7964-F62A-48D5-9D24-29EF7E301C2C

CEFF II APPHARVEST HOLDINGS, LLC

By: EqCEF II, LLC, its Manager

By:	/s/ Nicholas Houshower
Name:	Nicholas Houshower
Title:	Managing Director

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Defined Terms

In this Agreement, the following terms have the meaning specified in this Exhibit A.

“Accounts Payable” means all trade accounts payable and other obligations of payment to any Person by Sellers to the extent attributable to a Transferred Asset or otherwise Related to the Business, in each case, as determined in accordance with GAAP.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment to Sellers from any Person and the full benefit of all security for such accounts or rights to payment,
(b) all other accounts or notes receivable of Sellers and the full benefit of all security for accounts or notes, (c) other amounts due to any Seller that such Seller has historically classified as accounts receivable in the balance sheet of such Seller, and (d) any security interest, claim, cause of action, remedy or other right related to any of the foregoing, in each case, net of doubtful accounts which shall include accounts overdue by more than thirty (30) days (“Overdue Accounts”); provided, that if Buyer is able to collect such Overdue Accounts prior to the Final Allocation Statement, such Overdue Accounts shall not be considered doubtful accounts.

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any action, suit, claim (including a counterclaim or cross claim), grievance, summons, mediation, prosecution, hearing, inquiry, examination, right, cause of action, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute commenced, brought, conducted or heard by or before any Governmental Entity, including but not limited to any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, as trustee, executor or otherwise).

“Agreement” has the meaning set forth in the Preamble. “AHMF” has the meaning set forth in the Preamble. “AHRF” has the meaning set forth in the Preamble.
“Allocation Notice of Objection” has the meaning set forth in Section 5.4(c)(i). “AppHarvest” means AppHarvest, Inc., a Delaware corporation.

A - 1

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Business or the assets thereof.

“Assignment and Assumption Agreements” means one or more assignment and assumption agreements with respect to the Transferred Leases and Assumed Contracts, substantially in the form of Exhibit B attached hereto.

“Assumed Contracts” has the meaning set forth in Section 1.6(a).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Auction” means the auction to be conducted for the sale of the Transferred Assets under the Bid Procedures Order.
“Available Contracts” has the meaning set forth in Section 1.6(a).

“Avoidance Action” means any avoidance or recovery claims, right or cause of action of any Seller under Chapter 5 of the Bankruptcy Code, in each case, that relates to the Transferred Assets.

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq. “Bankruptcy Court” has the meaning set forth in the Recitals.
“Bankruptcy Orders” means the Sale Order and any other Order of the Bankruptcy Court, issued and entered in the Bankruptcy Case in respect of the transactions contemplated by this Agreement.

“Bid Procedures” means the bid procedures for the sale of Sellers’ assets, as set forth in the Bid Procedures Order and approved by the Bankruptcy Court.

“Bid Procedures Order” means an Order of the Bankruptcy Court approving the Bid Procedures, reasonably satisfactory to Buyer.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) related to the Transferred Assets or the Business, including all advertising materials, client and customer lists, supplier and vendor lists, purchase orders, sales and purchase invoices, production and operations reports, technical manuals, information and records, photos, drawings and schematics, personnel and employment records, financial and accounting records and all written paper correspondence with or to any Governmental Entity including letters, minutes and official contact reports, but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (b) any Law prohibits their transfer, (c) they are subject to legal privilege (other than title opinions) or (d) any transfer thereof otherwise would subject any Seller or any of its Affiliates to any material liability.

A - 2

“Break-Up Fee” has the meaning set forth in Section 7.3(b).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day ending at 11:59 p.m., prevailing Eastern time, other than a Saturday, a Sunday, or a day on which banks in New York, New York are authorized or required by Law, executive order or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020. “Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Competing Transaction” means any transaction (or series of transactions) involving the direct or indirect sale, transfer, or other disposition of all, or a material portion of, the Transferred Assets to a purchaser or purchasers other than Buyer or effecting any other transaction the consummation of which would be substantially inconsistent with or in lieu of the transactions contemplated hereby, including by way of any merger, share purchase or exchange, asset purchase, tender offer, business combination, consolidation, joint venture, license, restructuring, reorganization, recapitalization, spin-off, split-off, or other transaction.

“Confidential Information” means, other than this Agreement, all non-public or proprietary information, written or oral, which has been or is disclosed by a disclosing Party, or which otherwise becomes known to the receiving Party, and which (A) relates to matters such as patents, trade secrets, research and development activities, draft or final contracts or other business arrangements, books and records, data and analysis, budgets, cost estimates, pro forma calculations, engineering work product, environmental compliance, vendor lists, suppliers, manufacturing processes, energy consumption, pricing information, private processes, and other similar information, as they may exist from time to time, or (B) the disclosing Party expressly designates in writing or in connection with such disclosure as confidential. Notwithstanding the foregoing, the following information does not constitute Confidential Information for purposes of this Agreement: (a) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or any Person to whom the receiving Party disclosed such information, in either case in violation of this Agreement; (b) information that was already known by or in the possession of the receiving Party on a non-confidential basis prior to this Agreement; (c) information that becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party if such source was not known (after reasonable inquiry) to be subject to any prohibition against disclosing the information to the receiving Party;
(d) information that the receiving Party develops independently without using or referencing the Confidential Information, and (e) information that the disclosing Party approves for release in writing.

A - 3

“Contaminant” means any solid, liquid, gas, offensive odor, heat, sound, vibration or radiation that results directly or indirectly from human activities that may cause an adverse environmental effect.

“Continuing Employee” has the meaning set forth in Section 5.5(f).

“Contract” means any contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, license, loan, instrument, franchise agreement, insurance policy, letter of credit, commitment or other agreement or arrangement that is legally binding upon a Person or its property.

“Contracting Parties” shall have the meaning set forth in Section 8.11.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code or in connection with the assumption and/or assignment of any Assumed Contract, as agreed upon by the Parties, or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

“Cure Notice” shall have the meaning set forth in Section 1.6(b).

“Dalsem Lien” means the mechanics lien claim arising under the laws of Kentucky or otherwise against property of Sellers arising from any agreement or obligation by or between Dalsem Greenhouse Technology B.V. or any of its Affiliates, on the one hand, and Sellers and any Affiliates of Sellers, on the other hand.

“D&O Insurance Claims” shall have the meaning set forth in Section 1.1(j).

“Debtors” means AHRF, AHMF; AppHarvest Operations, Inc, a Delaware Corporation; AppHarvest Farms, LLC, a Delaware limited liability company; AppHarvest Technology, Inc., a Delaware corporation; AppHarvest; AppHarvest Pulaski Farm, LLC, a Delaware limited liability company; AppHarvest Development, LLC, a Delaware limited liability company; AppHarvest Products, LLC, a Delaware limited liability company; AppHarvest Foundation, LLC, a Delaware limited liability company; Rowan County Development, LLC, a Delaware limited liability company and AppHarvest Berea Farm, LLC, a Delaware limited liability company.

“DIP Financing” means that certain Secured Superpriority Debtor-in-Possession Credit Agreement, by and among AppHarvest and Buyer, to be entered upon the authorization of the Bankruptcy Court pursuant to an order, among other things, authorizing Sellers to obtain post- petition financing.

“Disputed Contract” shall have the meaning set forth in Section 1.6(d).

“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

A - 4

“Environmental Law” means any applicable Law relating in any way to the protection of the Environment, environmental assessment, Hazardous Substances (including the use, manufacture, handling, transportation, production, disposal, discharge, storage or emission of Hazardous Substances), occupational health and safety, protection of any form of plant or animal life, natural resources or transportation of dangerous goods, including the principles of common law and equity.

“Equitable Exception” has the meaning set forth in Section 3.2(d).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(r).

“Excluded Insurance Proceeds” has the meaning set forth in Section 1.2(c).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Executory Contract Schedule” has the meaning set forth in Section 1.6(a).

“Expense Reimbursement Amount” means the actual aggregate amount of all reasonable, necessary and documented out of pocket costs, expenses and fees incurred by Buyer in connection with evaluating, negotiating, documenting and performing the transactions contemplated by this Agreement and the other Transaction Documents, including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by or on behalf of Buyer in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby; provided, that Expense Reimbursement Amounts shall not include costs or expenses related to the Bankruptcy Case and other judicial and regulatory proceedings related to such transactions.

“FCPA” has the meaning set forth in Section 3.8(b).

“Final Allocation Statement” has the meaning set forth in Section 5.4(c)(i).

“Final Order” means an Order entered by the Bankruptcy Court or other court of competent jurisdiction (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion for reconsideration, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject Order in all material respects without the possibility for further appeal thereon), (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion for reconsideration, motion to alter or amend judgment, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional

A - 5

findings of fact, motion for reconsideration, motion to alter or amend judgment, motion for rehearing or motion for new trial has been filed, and no stay pending an appeal is in effect.

“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, machinery, tools, fixtures, rolling stock, construction materials, accessions and all other personal and mixed property, operational and nonoperational, wherever located that are Related to the Business or used in the Business including all trade fixtures, supplies, including maintenance and repair supplies and spares (including grease, oils, chemicals and containers in which any of them are stored), desks, chairs, tables, tools, all computer equipment, telephones, other office equipment, motor vehicles, replacement parts, and all other tangible personal property, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person each of which that is Related to the Business.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any national, federal, state, provincial, territorial, municipal or local government or regulatory authority, agency, commission, body, court, council or other legislative, executive or judicial governmental authority, agency, commission, department, board or entity, or any political subdivision thereof, including the Bankruptcy Court or any person acting under the authority of the Bankruptcy Court (including any arbitrator with the authority to bind the Parties at Law) or any other authority, agency, commission, department, association or board charged with the administration, regulation or enforcement of Laws.

“Hazardous Substance” means any Contaminant, underground or above-ground tanks, pollutant, dangerous or potentially dangerous substance, noxious or toxic substance, hazardous material or substance, waste (including subject waste, liquid industrial waste, other industrial waste, toxic waste, corrosive waste and hazardous waste) and deleterious substance, and includes (without limitation) any flammables, explosives, fuel, micro-organism, radioactive material, lead, asbestos, asbestos containing materials, polycholorinated biphenyls (“PCB”), PCB-containing equipment or materials, pesticides, defoliants, fungi (including mold or spores arising from fungi), chlorofluorocarbons, hydrocholorofluorocarbons, urea formaldehyde foam insulation, radon gas, chemicals, substances and agents known or believed to cause cancer or reproductive toxicity, toxic substances, petroleum and petroleum-based substances, electrical or magnetic fields, and any other solid, liquid, gas, vapor, odor, heat, sound, vibration, radiation, micro waves, substance, organic or inorganic matter, condition or chemical, biological or physical agent of any nature or kind that is now or hereafter prohibited, controlled, monitored or regulated pursuant to Environmental Laws.

“Income Taxes” means (a) all Taxes based upon, measured by , or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes),
(b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

A - 6

“Intellectual Property” means all intellectual property rights arising in any jurisdiction of the world, including with respect to any of the following: (a) trademarks, service marks, trade dress, trade names, and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, re-examinations, extensions and reissues; (c) industrial designs, integrated circuit topographies, and mask works; (d) trade secrets and proprietary rights in confidential information; (e) copyrights, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof, and the benefit of any waivers of moral rights; and
(f) internet domain names.

“Intracompany Payables” means all account, note or loan payables recorded on the books of Sellers or any of its Affiliates for goods or services purchased by or provided to the Business or advances (cash or otherwise), debt or any other extensions of credit to the Business by and/or among Sellers or any of its Affiliates, whether current or non-current or due.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Sellers or any of its Affiliates for goods or services sold or provided by the Business to Sellers or any of its Affiliates or advances (cash or otherwise) debt or any other extensions of credit (including the bond) made by the Business to Sellers or any of its Affiliates, whether current or non-current or due.

“Inventory” means all inventory Related to the Business, of the Business, produced in the Business or used in the Business, wherever located, including all crops, finished goods, raw materials, work in progress, packaging, supplies and parts whether held at any location or facility of Sellers or any of their Affiliates or in transit to Sellers or any of their Affiliates, in each case as of the Closing Date.

“Knowledge” means, with respect to each Seller, the actual knowledge of the Persons set forth on Schedule 1.1(a) after reasonable inquiry into the relevant subject matter, and, with respect to Buyer, the actual knowledge of Nick Houshower and Gavin Haladay after reasonable inquiry into the relevant subject matter.

“Law” means any federal, state, provincial, local, municipal, foreign, or international law, bylaw, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, criteria, protocols, codes of practices, writ, injunction, decree, arbitration award, agency requirement, license, Permit or other lawful requirements enacted, promulgated, issued, enforced or entered by any Governmental Entity or court of competent jurisdiction now or hereafter in force.

“Liabilities” means, as to any Person, any and all judgments, debts, liabilities, commitments, costs, expenses, adverse claims, duties, responsibilities, commitments, losses, expenditures, charges, fees, penalties, fines, contributions, and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising.

A - 7

“Lien” or “encumbrance” means any lien (as defined in section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in section 101(5) of the Bankruptcy Code), charge, mortgage, deed of trust, option, right of first refusal, pledge, security interest or similar interests, covenants, conditions reservations, restrictions, title defects, hypothecations, easements, rights of way, encroachments, judgments, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use.

“Material Adverse Effect” means any effect, event, change, occurrence, condition or state of facts which has had, individually or when considered together with any other effects, events, changes, occurrences, conditions or states of facts, a materially adverse effect on (a) the financial condition, properties, assets, business or results of operations of the Business, or (b) the ability of Buyer or its designee to lease the Richmond Facility or the Morehead Facility without incurring material cost or experiencing material delay; provided, however, that in no event shall an effect, event, change, occurrence, condition or state of fact resulting from the following, either alone or in combination, be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect: (i) any changes in the United States financial markets or political conditions, (ii) any changes in economic conditions that generally affect the industries or markets in which Sellers conduct the Business, (iii) any change arising in connection with acts of God, natural disasters, earthquakes, epidemics, plagues, pandemics, disease outbreaks, illnesses or public health events (including the COVID-19 virus and any non-human epidemic, plague, pandemic or other similar disease outbreak or illness), the declaration of a national emergency, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such epidemics, plagues, pandemics, disease outbreaks, illnesses or public health events or hostilities, acts of war, sabotage or terrorism or military actions, (iv) any change in applicable Laws or accounting rules or the interpretation or enforcement thereof, (v) any actions required or expressly permitted to be taken by Sellers pursuant to this Agreement or any actions taken by Sellers or the other Debtors at Buyer’s written request; (vi) any action not taken by Sellers at Buyer’s written request; (vii) the execution, performance, public announcement, pendency or consummation of this Agreement or the Bankruptcy Case, (viii) the refusal of any, some or all of the Target Employees to accept offers of employment or engagement with Buyer or the resignation of any Target Employees prior to the Closing resulting in the inability of Sellers to operate the Business in the Ordinary Course; (ix) any action by Buyer taken on behalf of Buyer, or (x) (A) any Action approved by, motion made before or Bankruptcy Orders of the Bankruptcy Court or a court of similar jurisdiction or (B) the fact that Sellers and the other Debtors are operating as debtors- in-possession under the Bankruptcy Court or a court of similar jurisdiction; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects, events, changes, occurrences, conditions or states of facts will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole , as compared to other similarly situated businesses; provided, that in no event shall any reasonably anticipated effect, event, change, occurrence, condition or state of fact arising from the commencement, pendency, conduct or prosecution of the Bankruptcy Case be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 3.7(a). “Morehead” has the meaning set forth in the Recitals.

A - 8

“Morehead Business” has the meaning set forth in the Recitals. “Morehead Facility” has the meaning set forth in Section 6.2(g). “Necessary Consent” has the meaning set forth in Section 1.7. “Nonparty Affiliates” has the meaning set forth in Section 8.11.
“Order” means any administrative decision or award, decree, injunction, judgment, assessment, decree, ruling, verdict, stipulation, order, quasi-judicial decision or award, ruling or writ entered, issued, made or rendered by any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means the conduct of the Business, consistent with the normal day-to- day customs, practices and procedures of the Business immediately prior to the Petition Date, but subject, however, to changes arising or resulting from the filing or pendency of the Bankruptcy Case.

“Party” and “Parties” have the meaning set forth in the Preamble.

“PCB” has the meaning set forth in the definition of “Hazardous Substance.”

“Permit” means any consent, license, permit, waiver, approval, authorization, certificate, certification, registration, variance, waiver, clearance, filing or similar right issued by, obtained from or made with any Governmental Entity.

“Permitted Encumbrance” means (a) any Liens that are expressly permitted by the Sale Order to remain attached to the Transferred Assets following the Closing, (b) any Lien on the Transferred Assets that will be expunged, released or discharged at the Closing by operation of the Sale Order (c) undetermined or inchoate liens, charges and privileges (including mechanics’, construction, carriers’, workers’, repairers’, storers’ or similar liens) which, individually or in the aggregate, are not material to the Business, arising or incurred in the Ordinary Course, (d) servitudes, easements, restrictions, encroachments, covenants, rights of way and other similar rights or restrictions in real property, or any interest therein, whether registered or unregistered, which, individually or in the aggregate, are not material to the Business, (e) liens or encumbrances that arise solely by reason of acts of Buyer or its successors and assigns or otherwise consented to by Buyer in accordance with the terms of this Agreement, (f) any Liens securing the DIP Financing, (g) unregistered Liens for Taxes, assessments or similar charges incurred in the Ordinary Course that are not yet due and payable, and (h) applicable zoning, subdivision, building, utility easements, environmental restrictions, and other land use Laws and other land use restrictions that do not impair the present use of the subject Transferred Owned Property or Transferred Leased Property; provided, however, in no event shall the Dalsem Lien be considered or deemed a Permitted Encumbrance.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, unincorporated organization, joint stock company, labor union, estate, Governmental Entity or other entity.

A - 9

“Personal Information” means, collectively, all relevant data or information constituting the personal information relating to any identifiable natural person, including employees, customers, and other individua ls, that has been collected or otherwise obtained by Sellers in the conduct of the Business and that is in Sellers’ possession or custody.

“Petition Date” means July 23, 2023.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proposed Allocation Statement” has the meaning set forth in Section 5.4(c)(i).

“Purchase Price” has the meaning set forth in Section 2.1

“Related to the Business” means exclusively related to, or exclusively in connection with, the Business as carried on by Sellers prior to the Closing or located on any Transferred Owned Property or Transferred Leased Property.

“Representatives” means with respect to a Person, such Person’s authorized officers, directors, employees, stockholders, partners, members, managers, agents, attorneys, accountants, consultants, advisors, financing sources, including any investment banker, financial advisor, legal counsel, consultant and other representatives retained by or acting on behalf of such Person or its Affiliates.

“Richmond” has the meaning set forth in the Recitals. “Richmond Business” has the meaning set forth in the Recitals. “Richmond Facility” has the meaning set forth in Section 6.2(g). “RSA” has the meaning set forth in Section 5.14(f).
“Sale Hearing” means a sale hearing held pursuant to the Bid Procedures.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement, satisfactory to Buyer, and including, without limitation, findings based on appropriate evidence, that the transfer of assets hereunder is free and clear of all Liens (other than Permitted Encumbrances), claims, and encumbrances (other than Permitted Encumbrances) to the full extent permitted pursuant to Bankruptcy Code Section 363(f); provided, however, that the transfer may be subject to Permitted Encumbrances. The Sale Order shall find and provide that Buyer is a “good faith” purchaser entitled to all of the protections pursuant to Bankruptcy Code Section 363(m).

“Scheduled Employees” has the meaning set forth in Section 5.5(a).

“Scheduled Employees Schedule” has the meaning set forth in Section 5.5(a).

“Securities Act” means the Securities Act of 1933.

A - 10

“Seller Contracts” means any Contracts to which any Seller is a party.

“Seller Disclosure Schedule” means the disclosure schedule delivered to Buyer by Sellers prior to the Closing Date, and as modified by Sellers from time to time between the date hereof and the Closing Date, in accordance with Section 5.11.

“Seller Employees” means the current employees and independent contractors (including those on leave from work due to sickness, disability, temporary layoff, leave of absence, disability or other non-active status or any statutory leave) of Sellers or any applicable Seller Affiliate.

“Seller Plan” means any employee benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, in each case, which is sponsored, contributed to or maintained by, or required to be sponsored, contributed to or maintained by, or with respect to which any liability or potential liability is borne by any Seller or Seller Affiliate.

“Sellers” has the meaning set forth in the Preamble.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person..

“Target Employees” means the Scheduled Employees to whom Buyer, in its sole discretion, agrees to make offers of employment or engagement.

“Tax Returns” means any return, report, declaration, election, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions, and other charges of any kind imposed by any Governmental Entity, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, all income, profits, environmental, stamp, gross receipts, premium, value added, severance, property, production, sales, harmonized sales, goods and services, use, duty, license, excise, franchise, payroll, unemployment, employment, disability, escheat and unclaimed property, transfer, registration, or mortgage tax.

“Tax Consideration” has the meaning set forth in Section 5.4(c).

A - 11

“Termination Date” has the meaning set forth in Section 7.1(d)(iii).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.” “Transaction Documents” means this Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, the Parties pursuant to this Agreement and includes, for greater clarity, the Assignment and Assumption Agreement. “Transfer” means to sell, assign, transfer, convey and deliver.
“Transfer Taxes” has the meaning set forth in Section 5.4(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Intellectual Property” means the Intellectual Property, owned or entered into prior to the Closing by Sellers.

“Transferred Leased Property” means all real property that is the subject of the Transferred Leases, together with any right, title and interest of Sellers in and to the property described therein and the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments.

“Transferred Leases” means the leases and subleases governing real property used or leased by the Business, all of which are set forth on Schedule 1.1(b).

“Transferred Owned Property” means the real property owned by Sellers, all of which is listed on Schedule 1.1(c).

“U.S.” means the United States of America.

“$” means U.S. dollars or such coin or currency of the U.S. as at the time of payment shall be legal tender for the payment of public and private debts in the U.S.

A - 12

EXHIBIT B
Form of Assignment and Assumption Agreement

[See attached.]

SCHEDULE 1.1(A)
Seller Knowledge Individuals

1.Tony Martin

2.Loren Eggleton

3.Gary Broadbent

4.Jonathan Webb

SCHEDULE 1.1(B)
Transferred Leases

1.Equipment Lease Schedule 400-0006804-000, by and between AHRF and HYG Financial.

2.Equipment Lease Schedule 400-0006804-001, by and between AHRF and HYG Financial.

3.Equipment Lease Schedule 400-0006804-002, by and between AHRF and HYG Financial.

4.Equipment Lease Schedule 400-0006804-003, by and between AHRF and HYG Financial.

5.Equipment Lease Schedule 400-0006804-004, by and between AHRF and HYG Financial.

6.Equipment Lease Schedule 400-0006804-005, by and between AHRF and HYG Financial.

7.Equipment Lease Schedule 500-50513288, by and between AHRF and DLL Financial.

SCHEDULE 1.1(C)
Transferred Owned Property

1.Annex 1.1(c) is hereby incorporated by reference herein.

2.Schedule 1.1(d) is hereby incorporated by reference herein.

3.Transferred Owned Property Civic Addresses

a.AHRF – The approximately 252-acre parcel of land with the civic address of 1415 Speedwell Road, Richmond, Kentucky 40475.

b.AHMF – The approximately 366-acre parcel of land with the civic address of 500 Appalachian Way, Morehead, Kentucky 40351

SCHEDULE 1.1(D)
Fixtures and Equipment

1.Richmond
a.(i) The 235 km2 growing area, controlled environment agriculture facility located on the Transferred Owned Property, including all Fixtures and Equipment located on the Transferred Owned Property or otherwise owned or leased by AHRF, or any Affiliate, that are now or hereafter located in, on, or used in connection with the operations of such facility (including, without limitation, as set forth below in Section 1(b) of this Schedule 1.1(d)), (ii) any ancillary facilities and equipment Related to the Business owned by AHRF, (iii) spare parts and (iv) all replacements, alterations, modifications, improvements to the equipment, systems and assets described in the foregoing clauses (i)-(iii) (the items referenced in clauses (i)-(iv), collectively the “Richmond CEA Facility”).
b.All Fixtures and Equipment located at the Richmond CEA Facility, including, without limitation, the following:

No.	Description	Acquisition Date
FA001628	UV254 P200 Field Meter	6/26/2023
FA001510	Overflow Pump Rig North GH	11/30/2022
FA001476	Maintenance Tech Tool Kits (Richmond)	3/1/2023
FA001503	High Pressure Mist Irrigation System (4) North GH	11/30/2022
FA001494	Empas Spraying Carts (2) North GH	11/30/2022
FA000834	60" Standard Baler (ARF)	3/21/2022
FA001497	Glass Repair Shuttle North GH	11/30/2022
FA001495	Flue Gas Condensers & Chimneys (4) North GH	11/30/2022
FA001504	Infa Techniek UV Sterilizer (2) North GH	11/30/2022
FA001501	Gutter Dripper Irrigation System North GH	11/30/2022
FA001544	Bumble Bee Box Rack (48) Packhouse	11/30/2022
FA001559	Cucumber Harvest Crates	1/18/2023
FA000796	Beekenkamp Blue Harvest Crates (Qty 8,000)	10/1/2022
FA001500	Grow Gutters (1,359) North GH	11/30/2022
FA001514	Roof Washer System (Overall) North GH	11/30/2022
FA001086	Aquajets - Richmond (Qty 6)	9/1/2022
FA000903	Multivac TX 830 Packaging Machine	2/1/2023
FA001496	GE Arize Element L1000 (14,850) North GH	11/30/2022
FA001001	Back-Up Power & Service Entrance Enhancements - Generator	9/20/2022
FA001505	Insect netting North GH	11/30/2022
FA001338	Richmond Data Collection Cabinet	10/1/2022
FA001512	PRIVA Software (Overall) North GH	11/30/2022
FA001552	PRIVA Software (Overall) Packhouse	11/30/2022
FA001151	Motorola SL300 Digital Portable Radio (Qty 24) + Multi-Unit Charger (Qty 5)	4/5/2023

FA001071	Richmond Logitech Conferencing Equipment	6/14/2022
FA001538	IPRIVA Software (Overall) South GHI	11/30/2022
FA000472	Richmond Hlouse Network Infrastructure	7/1/2021
FA000416	Gridless Power Security Camera Housing (Richmond}	S/31/2021
FA000199	Ricoh IM C2500 Copier lt1	3/31/2021
FA001037	ARF Ricoh IM C2500 Color IMFP System lt1 (3/16/22 Order)	8/1/2022
FA001038	ARF Ricoh IM C2SOQ Color MFP System lt2 (3/16/22 Order)	8/1/2022
FA001166	ARF Honeywell CK6S Mobile Scanners (Qty 2)	7/S/2022
FA001444	Eaton Environmnetal Monitoring Probe - Qty 30 (ARF)	10/4/2022
FA001142	Zebra ZT411 Thermal Printer (Qty 6)- ARF	6/20/2022
FA001140	Lenovo ThinkCentre M70s 11DC0034US Desktop Computer (Qty 10) - ARF	6/17/2022
FA000802	Paokhouse Indoor Wlreless Acce•ss Points (10)	12/]!/2022
FA000803	Office Indoor Wireless Aocess Points (10)	12/1/2022
FA000968	Honeyv,,ell CK65 Mobile Scanners - R1chmond (Qty 8)	3/18/2022
FA000804	Greenhouse Wifi Patch Antennas (30)	12/1/2022
FA001143	Richmond End User Anc111airy Computer Equ1pment	6/16/2022
FA001067	Richmond Samsung TV Displays (Qty 22)	7/1/2022
FA000801	Packhouse Outdoor Wireless Access Points (25)	12/1/2022
FA001141	Lenovo ThinkPad T14 Gen 2 20WOOOT5US 14" Notebook (Qty 4S) - ARF	7/1/2022
FA001177	Richmond Cel-F1Cellphone N'etwork Boosting Equipment (Office & PHI)	11/1/2022
FA000798	GDF Cabinets (4)	3/22/2022
FA001046	Richmond Door Acoess Controls (19 doors, 7 turnstiles}	6/1/2022
FA000799	MDF Rooms Network Equipment (2)	3/22/2022
FA001024	!Business Central Richmond Implementation	7/1/2022
FA000797	IDF Network Cabinets (24)	3/22/2022
FAOOOSOO	Greenhouse Wireless Access Points (1001	12/1/2022
FA001045	Richmond Fiber Backbones	6/1/2022
FA001047	Richmond Video Surveillanoe (23 ext, 29 1nt)	6/1/2022
FA001060	Richmond Wire Basket Trays	6/1/2022
FA0015S0	Overflow Pump Rig Packhouse	11/30/2022
FA001477	Maintenance Tech Tool Boxes (Richmond)	3/1/2:023
FA001562	Richmond PHIScales	12/31/2022
FA001090	Uline Utility Cart with Pneumatic Wheels - 45 x 25 x 37", Gray (Qty 10)	9/2:3/2022
FA001536	Overflow Pump Rig South GH	11/30/2022
FA001488	Drum Truck Dolly ARF	1/1/2023
FA001563	ARF Fru1t Siz.ing Ring Clark	1/11/2023
FA001450	Richmond Pond Safety Equipment	9/30/2022
FA001610	20ft Container PV2722478 8X20X8'6" to store glass spares, Long Term	5/3/2023

FA001483	Richmond Mobile Shelving	11/16/2022
FA001095	Richmond Safety Eyewash Stat1ons	9/1/2022
FA001098	Richmond First Aid Equipment	9/14/2022
FA001529	High Pressure Mist !Irrigation System 1(4}South GH	11/30/2022
FA001446	Plastic Self-Dumping Forklift Hopper (Qty 3)	11/2:3/2:022
FA000833	Gray Tomato Waste Crates (Qty 1,000)	9/1/2:022
FA001520	Empas Spraying Carts (2) South GH	11/30/2022
FA000937	Phoenix 24 Floor Scrubber (ARF)	6/1/2:02:2
FA000783	Solar Powered Algae Controller (ARF)	1/3/2022
FAOOOS95	Avix Autonom1c Laser system (Pond)	2/1/2022

FA001087	Bulk Container, Gray, 31"1-1 x 48"L x 40"W (Qty 24)	12/1/2022
FA001596	Skyjack Sciss.or Lift (Qty: 1)	4/12/2023
FA001123	Evaporative Cooling BAF Fans (Qty 8) -ARF	9/6/2022
FA001523	Glass Repair Shuttle,South GH	11/30/2022
FA001521	Flue Gas Condensers & Chimneys (4) South GH	ll/30/2022
FA001088	ARF General Grower Equipment	7/1./2022
FA000845	FOX Flow Meter(ARF)	9/1/2022
FA0015S4	!Roof Washer System (Overall) Packhouse	11/30/2022
FA00llS0	PROTO Master Tool Set & Cabinet (Richmond)	1/1/2023
FA001104	Richmond Water Filling Stations	9/6/2022
FA001120	Hydraulic Waste Containers (Qty 3J	l/19/2023
FA00Cl905	VJ 9S50 PTI Labeler - Line 11(ARF)	3/3/2023
FA000906	VJ 9S50 PTI Labeler - Line 2(ARF)	3/3/2023
FA000907	VJ 9S50 PTI Labeler - Line 3 1(ARF)	3/3/2023
FA000908	VJ 9S50 PTI Labeler - Line 4(ARF)	3/3/2023
FA00Cl909	VJ 9S50 PTI Labeler - Line 5 1(ARF)	3/3/2023
FA001479	Shadowboards and Tools	12/1/2022
FA001027	Richmond Sole C1leaners - DZW-1000-R (Qty 6)	7/19/2022
FA001535	Nanobubble Generator (4) South GH	ll/30/2022
FA001530	lnfa Techniek UV Sterilizer (2) South GH	11/30/2022
FA001064	K-50 PulsFOG (Qty 4)	7/22/2022
FA000442	Bogaerts Qii-lift Z352 (Qty 8)	12/21/2021
FA001527	Gutter Dripper Irrigation System South GH	11/30/2022
FA001526	Grow Gutters (1,359) South GH	11/30/2022
FA001119	Richmond BioHopper	1/19/2023
FA001540	Roof Washer System (Overall) Sout,hGf-1	11/30/2022
FA001006	Boix Q1530 - Case Erector (#1)	9/26/2022
FA001007	Boix Q1530 - Case Erector (#2)	9/26/2022
FA001008	Boix Q1530 - Case Erector (#3)	9/26/2022
FA001009	Boix '01530 - Case Erector (#4)	9/26/2022
FA0009S2	Richmond General Maintenance Tools	6/22/2022
FA000441	Bogaerts Qii-lift H6S2 (Qty 8)	1/3/2022
FA000678	TAKS Cornerboard Machine	2/11/2022
FA0010l3	Acculabel - ORB-it G2 FLEX-OVl - PLU labeler (U)	9/1/2022
FA00lOlO	Multivac L310 Full Wrap (Top & Bottom) labeler(#!)	9/15/2022
FA00lOll	IMultivac l310 !Full Wrap ,(Top & Bottom) labeler(#2)	9/1S/2022
FA000677	TAKS Palletlift	2/11/2022
FA000795	Royal Brinkman Greenhouse Tarp	9/1/2022
FA000676	TAKS Cart Disinfection Station	2/11/2022
FA001564	ARF Compressed Air System	2/1/2023
FA000788	Bogaerts Qii-Jet TA-342 Spraying Machine (Qty 8)	2/21/2022

FA001014	Acoulabel - OIRB-it G2 FLEX-OVl - PLU Labeler (1'#2)	9/1/2022
FA000959	Richmond Fire Water Supply Tank	5/27/2022
FA000445	Bogaerts General Parts	12/21/2021
FA000353	30K Gal Double Wall Aboveground Diesel Storage Tank	7/1/2021
FA000443	Bogaerts Bo Cart 5 2500x400 Rollertraok (Qty 280)	12/21/2021
FA000444	Bogaerts Power Bee automatic (Qty 14J	1/1/2022
FA000674	TAKS Palletizer Packingline (3-8)	2/11/2022

2.Morehead
a.(i) The 238 km2 growing area, controlled environment agriculture facility located on the Transferred Owned Property, including all Fixtures and Equipment located on the Transferred Owned Property or otherwise owned or leased by AHMF, or any Affiliate, that are now or hereafter located in, on, or used in connection with the operations of such facility (including, without limitation, as set forth below in Section 2(b) of this Schedule 1.1(d)), (ii) any ancillary facilities and equipment Related to the Business owned by AHMF, (iii) spare parts and (iv) all replacements, alterations, modifications, improvements to the equipment, systems and assets described in the foregoing clauses (i)-(iii) (the items referenced in clauses (i)-(iv), collectively the “Morehead CEA Facility”).
b.All Fixtures and Equipment located at the Morehead CEA Facility, including, without limitation, the following:

FA000018	Defender 6x6 2020 (2-Door,.Camo)	7/10/2020
FA000782	Can-Am Deffender (4-Door Green,	11.1/1/2021
FA000827	Baseline 300 Bottom Only Labeler	4/1/2022
FA000843	Qii-Lift 2352 Scout 550 (Qty 4)	6/1/2023
FA001069	Morehead Speaker System Expansion	6/15/2023
FA001056	lnsi ht Works LP Audit Trail Customization	6/1/2022
FA001156	Remote Speaker Microphones (Qty 20)	7/7/2022
FAOOU.92	Morehead Collstorage Thermostat (Honeywell)	8/25/2022
FA000014	svb sub-card xx2554	4/30/2020
FA000015	svb sub-card xx2554	6/30/2020
FA000020	Audio for Greenhouse	8/21/2020
FA00002:1	Nletworking Equipment	7/15/2020
FA000022	0365/Gmail Migration	8/31/2020
FA000047	Ricoh Color Copier	10/31/2020
FA000048	East GH Structured Data Cabling	10/31/2020
FA000053	Security Equipment	7/30/2020
FAOOOOS4	East GH Fiber Install	8/1/2020
FA000055	Outdoor Access Points East GIH	10/5/2020
FAOOOOS6	Office/Packhouse Structured Cabling	10/16/2020
FA000057	West Greenhouse Data Cable Trays lnstallat,ion	10/19/2020
FA000083	FortiSwitch 148F FPOE (QTY 18)	3/1/2021
FA000084	FortiGate-100F (QTY 2	3/1/2021
FA000085	FortiSwitch 124FFPOE(QTY 2)	3/1/2021
FA000086	FortiSwitch JL048E (Qty 2)	3/1/2021
FA000087	lOGE SFP+ Tranceiver (QTY 48)	3/1/2021
FA000088	10GE Cop er SFE::!J.Q!Y8)	3/1/2021
FA000104	IDF Cabinet and Fiber Backbone	4/1/2021
FA000106	TV Enclosures LCD Guardian (QTY '9)	2/1/2021
FA000113	LG 24" LED Display Monitors	2/5/2021
FA000116	Morehead Audio lllpgrades (CMTA}	4/30/2021
FA000121	Packhouse Door Access Controls	1/1/2021
FA000122	GoSafe Temperatme Scanners (0,ty 4)	3/1/2021
FA000124	Microsoft Surface Pro 7 (Qty 8)	3/1/2021
FA000129	Tour Guide System	3/4/2021
FAOOOB2	Greenhouse/Packhouse Cell Signal Booster	8/1/2021
FA000133	Priva Readers (Qty 100)	5/17/2021
FA000135	FLIRInfrared Camera	3/3/2021
FA000136	Greenhouse Wifii Expansion	1/1/2021
FA000141	West GH Fiber Install	2/1/2021

FA000142	lnistidlk.21.Premium Smart Gllasses (0,ty 10)	5/1/2021
FA000156	QA Process Implementation Software	6/1/2021
FA000160	Priva Routers (3},& Concentrator	5/1/2021
FA000161	Verkada D80-HW Indoor/Outdoor Fisheye Camera {Qty 2)	4/12/2021
FA000162	Verkada CB51-30E-HW Outdoor Bulllet Camera (Qty 3}	4/12/2021
FA000163	Verkada CD51-30E-HW Outdoor Dome Camera (Qty 4)	4/12/2021

FA000348	Honewell CK65 Scanners & Dock - Morehead,(Qty 4),	7/1/2021
FA000356	KlDDE - 3M NOVEC 1230 Clean Agent System & Installation	5/1/2021
FA00037S	Motorola Sl-300 Digital Portablle Radio {Qty 4S}	9/1/2021
FA000381	Zebra ZT411 Barcode Printer with Cutter Kit {#:2)	5/21/2021
FA000385	Zebra ZT411 Baroode Printer with Cutter Kiit {#3 - backup)	7/1/2021
FA000391	Microsoft Surface Pm 7+ - 12.3" (Qty 20)	6/4/2021
IFA000412	Packho1..1se Door Access & Secunirty Controls	6/1/2021
FA000420	Bob's Cabin Wireless Access Point (WAP)	6/30/2021
IFA000474	Priva FS Additional Modules	7/1/2021
FA000475	Morehead Additional Data Drops (Qty 8)	7/1/2021
IFA000476	Conduit for Uitiility Cabling	7/1/2021
FA000606	Access Controls Project (Gallagher)	9/8/2021
IFA000648	UIKG nmeclodk Equipment	8/16/2:021
FA000688	Motorola SL-300 Portable Radios (Qty 35) & Charging Stations (Qty 6)	1/1/2022
FA000701	Canon imageRUNNER Advance DX C372Si MFP (Mainte111ance)	1./1/2022
FA000712	Additional Greenhouse WAPs (Qty 11)	12/1/2021
IFA000717	Maintenance Office Data Drops	11/1/2021
FA000789	Meraki Backup Wifi AP Equipment	7/1/2022
IFA000868	ATII Morehead Greenhouse APs	12/31/2021
FA000870	Zebra ZT411 Barcode Printers (Qty 3 - 01/22 Order)	2/1/2022
IFA000882	Ricoh IM C2500 Collor MFP System,(Winchester Langley},	3/17/2021.
FA000965	Cat6A Network Wiring in WGH Bays 25-36 (Qty 6)	4/28/2022
IFA000974	Morehead Maintenance Gate Access Controls	4/1/2022
FA001207	Honeywell Phones (ATI) -ATI Transfer	7/1/2022
IFA001208	D1epbyment Ops Equipment - ATII Transfer	7/1/2022
FAOOOOlO	GroSens HandHeld Package	5/31/2020
IFAOOOOll	Vullcan Greenhouse 1(Water Softener)	6/25/2020
FA000016	HAILPROTIECT 1000	6/30/2020
IFA000030	Air Compressor Tank	7/23/2020
FA000032	AWETA Grading Line	4/30/2020
IFA000033	Beehive Stands	9/3/2020
FA000035	Bogaerts Carts	6/30/2020
FA000036	Boix Box Making Madhin,e(Qty 3)	6/3/202!0
FA000037	Disinfecting Gates	4/1/2020
IFA000038	East GH Waterilline	7/1/2020
FA000039	Ecoation OKO Proactive	7/1/2020
IFA000041	Mobile Yard Ramp	'9/24/2020
FA000042	Nanobubble Generator	9/1/2020
IFA000043	Power Clean Scmbber CS7010 48B	7/23/2.020

FA000045	Royal Brinkman Tarp	3/31/2020
FA000046	TAKS Syst:em	4/21/2020
FAOOOOSO	Packhouse Storage Racking	9/9/2020
FA000058	Radiometer	10/31/2020

FA000060	CO2 and Drip Hoses	8/14/2020
FA000062	Harvest Crates	6/30/2020
FA000063	Bio Hopper	11/12/2020
FA000064	60" Green Std Cardboard Baler	11/11/2020
FA000073	Packaging Cutting Die and Printing Plate	12/31/2020
FA000077	Tray Washer Sound Proofing	4/1/2021
FA000078	Commercial Steam Cleaner, 1 Phase	2/1/2021
FA000082	Hygiena EnSure Touch Sanitation Test	1/18/2021
FA000089	Zebra ZT411 Industrial Barcode Printer	1/1/2021
FA0OO:ill0O	Forklift Hyster J3SXN A935N04111U #1	1/:ill/2021
FA000101	Forklift Hyster J35XN A935N04111U #2	1/1/2021
FA00O:ill02	Forklift Hyster J35XN A935N04105U #1	1/:ill/2021
FA000107	Bearing Guards and Handrail with Safety Gate	3/1/2021
FA000108	Used Bogaerts Lifts (Qty SO},	3/12/2021
FA000112	Honeywell CK65 Scanners - Morehead (Qty S)	1/19/2021
FA0OO:ill14	Metazet Crop Cart	4/1/2021
FA000117	Compact Auto Floor Scrubber	2/4/2021
FA000:ill23	Hyster W4SZHD Lift Tmck (#1)	6/1/2021
FA000125	Weterings Ground Cover Cleaner	7/2/2021
FA0OO:ill27	Boegarts Power-Bee Carts (Qty 4)	6/1/2021
FA000131	Empas Sprayers (Qty 4)	5/1/2021
FA000134	Ollipping Guns (Qty 3}	7/1/2021
FA000143	Super Air Knife - 72 In. Aluminum	5/1/2021
FA000l45	Aqua Jet	7/2/2021
FA000149	Top Seal Top & Bottom Labeler	7/1/2021
FA000151	PTII Labeler (Videojet 95S0) #4	7/1/2021
FA000152	Proseal GT6e Machine	5/1/2021
FA0OO:ill54	BOIX TOV Toolling Trays	6/1/2021
FA000155	Qii Lift H652 Electric Piperail Trolley (QTY 4)	6/1/2021
FA000:l58	TAKS Bagline Packing Line	5/1/2021
FA000168	Heat Stress Monitor	5/1/2021
FA000176	Top Seal Conveyor System	5/1/2021
FA000179	lnstasheeter 3N System	6/1/2021
FA000368	VideoJet DataFlex 6530 ThermallTransfer Over rinter	5/18/2021
FA000390	Hyster W4SZHD Lift Truck (#2)	10/1/2021
FA000402	Mechanical Supports for Qii-Lifts (Qty 3)	6/23/2021
FA000413	Nutrient Storage Cabinets (Qty 3)	7/1/2021

FA000418	Biishamon EZ X Loader Irrigation System Pump (qty 3)	7/14/2021
FA000421	Irrigation System Pump (qty 3)	1/1/2022
FA000433	Aluminum Skin covers for steps/platform	10/31/2021
FA000440	Fans for Bogaert Carts (qty 100)	8/23/2021
FA000462	Big Ass Fans Sweat Bee,Qt 6	8/9/2021
FA000477	K-50 PulsFOG (Qty 2)	7/1/2021
FA000S69	Portable Scales	10/8/2021
FA000607	TAKS Line Extension	10/21/2021
IFA000608	HID Lights	7/1/2021
FA000609	Packaging Equipment	7/1/2021
IFA000610	Watering Systems & Growing gutters	7/1/2021
FA000611	Electrical System & Computer, Control & Sulphur Pots	7/1/2021
IFA000612	Backup Power Generator - Greenhouse	7/1/2021
FA000613	Backup Power Generator - Packhouse	7/1/2021
IFA00061S	One Roof Washer	7/1/2021
FA000617	lristick.Zl Premium Smart Glasses (Qty 10)	7/1/2021
IFA000618	Water Treatment	7/1/2021
FA000619	Repair Shuttle	7/1/2021
IFA000620	Boiler- Greenhouse	7/1/2021
FA000621	Boiler- Packhouse	7/1/2021
IFA000624	Pump Unit:	7/1/2021
FA000625	Heat Stress Monitor	7/1/2021
IFA000626	Mill Drill and Belt Sander	9/1/2021
FA000629	Safety Shower & Eyewash Station (Qty 4)	7/1/2021
IFA000630	5- Step Aluminum Crossover Bridge	8/1/2021
FA000631	6- Step Aluminum Crossover Bridge	8/1/2021
IFA000632	Hydraulic Air Press Pump, 25 Tons	7/1/2021
FA000642	Campari Equipment/Packing Line 5 (TAKS)	11/8/2021
IFA000662	Scanning & Barnode Labelling Packline Upgrade	9/29/2021
FA000700	Lowaras Pump E-SHE 50-125/40 (Qty 2)	9/1/2021
IFA000711	Evaporative Cooler Fan,s(Qty 8),	12/3/2021
FA000714	Portable DO Water Quality Met.er	9/1/2021
IFA000792	FOX Flow Meter for Boillers	2/1/2022
FA00081S	FLEX-TL Label Machine #1 (BFS Line 1)	11/1/2021
IFA000816	PTI Labeler {Videojet 9550) #JI. i(BFS Line lj	H/1/2:021.
FA000817	FLEX-TL Label Machine #2 (TOV Line 3)	11/1/2021
IFA000818	FLEX-TLLabel Machine #3 {TOV Line 2)	Jl.1/1./2:021
FA000819	PTI Labeler (Videojet 95.50} #2 (TOV Lin 2)	11/1/2021
IFA000820	PTI Labeler (Videojet 9550),#3 (TOV Line 3)	Jl.1/1/2021
FA000872	Morehead Storage Kiosk	2/17/2022
IFA000932	Butrer Conveyor Covers ,(Qty 2),	4/20/2022
FA000942	Ballymore 7-Step Cantilever Rolling Ladder	4/20/2022
IFA000995	Hyster ESOXN Lift Truck (A2681N34756W)	6/1/2022
FA001017	Bogaert Cart Hand Dipper (Disinfection Boxes, Qty: 75)	10/1/2022

IFA001020	Morehead Canteen Storage Cubbies (Qty 12)	9/1/2022
FA001085	Additional GH &PH Pumps & Motors	8/1/2022
IFA001H7	Morehead Aquajets (2 Additional)	11/18/2:022
FA001118	GH Storage Kiosks (Qty 15)	12/13/2022
IFAOOU45	Bulk Container, 40"W 3Jl."H, Gray (Qty 1.5)	7/1./2:022
FA001152	Bogaerts Cooling Fan 24V (Qty 30) - 06.2022	9/27/2022
IFA001315	Morehead GH Rollup Door Threshold IResurfacing	10/1/2022

FA001322 Mobile Drum Spill Dolly (Qty 16)        9/1/2022 FA001334 Cart Sanitizing Foamer    10/20/2022
FA001336 Morehead Beefsteak Rejection Lane            9/7/2022 FA001348 SOOG Nurse Spray Tank         12/1/2022 FA001437 2015 Genie GR20        12/1/2022
FA001482    Sunlight Sensors - Hor1itspares    2/1/2023
FA001576    UV254 Field Meter    3/1/2023
FA001582    Wash / Sanitation Station    3/15/2023
FA001585    DAYTON Lathe: Metal Turning    4/1/2023
FA000374 Phoenix 24 Flloor Scrubber          8/1/2021 FA000826 Machining Shear (Dayton)        1/1/2022 FA000966 Genie 30/20NRJ Rotating Jib         6/1/2022
FA001018 Shipping Container 8' x 40' x 8'6"    5/1/2022
FA000019 Thermal Kiosk (Qty 2)        '9/22/2020
FA000028 Birch Reception Desk    10/1/2020
FA000029 Canteen Seatiiing        10/19/2020 FA000095    40 ft Shipping Container            2/1/2021
FA000096 20Ft Shipping Container .#fl        1/18/2021 FA000097    20ft Shipping Container #2            2/1/2021
FA000098 2:0ft Shipping Container .#3         2/1/2021 FA000119    Fully Black Desks (Qty 6)        3/1/2021
FA000:177    Oasis Touclh Free Water Bott.!e !Fountains (Qty 16}    6/2/2021
FA000406    Wire Security Rooms    6/7/2021
FA000451    Heavy Duty Cabinets/Storage    6/30/2021
FA000459    5S Custom Shadowboard (Qty 22)    9/1/2021
FA000471    Conex Storage Containers    9/1/2021
FA000548    Schwinn Tricycle (Qty 3) and Electrice Scooter (Qty 1)        7/21/2021 FA000570     Lockers and Changing Stalls.            7/1/2021
FA000571    Visitor Entrance Green Wall System        7/1/2021
FA000573    Large Fans - Office        7/1/2021 FA000576    Kitchen Sink        7/1/2021
FA000577    Bas.e Cabinets    7/1/2021
FA000578 Visual Display Boards    7/1/2021
FA000579    Office Equipment    7/1/2021
FA000584    Wall Cabinets    7/1/2021
FA000585    Dedicated Receptacles        7/1/2021
FA000602    Cleaning Caddy with Wet Vac (QTY 2)        2/1/2022
FA000603 Electrostatic Sprayer IBaokpad: (QTV 2)        '9/1/2021 FA000614 Backlt.1p Power Generator - Office         7/1/2021 FA000622 Boiler - Offke         7/1/2021 FA000875 Magnetic Rolling Dry Erase Board (Qty 3)         1/1/2022
FA001335 Hotsy h!WE Permanent: Pressure Washer        10/1/2022 FA001350 Morehead Miscellaneous Office Furniture      10/1/2022

SCHEDULE 1.6
Executory Contract Schedule

1.Schedule 1.1(b) is hereby incorporated by reference herein.

2.Section 3.7(a) of the Seller Disclosure Schedule is hereby incorporated by reference herein.

3.Annex 1.6 is hereby incorporated by reference herein.

4.Master Credit Agreement, dated June 15, 2021, by and between Rabo Agrifinance LLC and AHMF (as supplemented by that certain Addendum to Master Credit Agreement, dated June 15, 2021, as amended by that certain First Amendment to Master Credit Agreement, dated March 31, 2023, as accompanied by that certain Real Estate Term Loan 1 Note, dated June 15, 2021).

5.Mortgage, Assignment of Rents and Security Agreement, dated June 15, 2021, by and between Rabo Agrifinance LLC and AHMF.

6.Subordination Agreement, dated June 15, 2021, by an between Rabo Agrifinance LLC and AHMF.

7.Credit Agreement, dated July 23, 2021, by and between Buyer and AHRF (as amended by that certain First Amendment to Credit Agreement, dated July 29, 2021, as amended by that certain Second Amendment to Credit Agreement, dated July 29, 2022) (the “EQ Credit Agreement”).

SCHEDULE 5.5(A)
Scheduled Employee Schedule

[Redacted and filed under seal pursuant to the order at Docket No. 78.]

SCHEDULE 5.10
Conduct of Sellers

None.

SELLER DISCLOSURE SCHEDULE

[See attached.]